UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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LETTER FROM CEO
April 30, 2025
Dear Fellow Stockholders,
As I write my first letter to you as President and Chief Executive Officer of Evolv Technology, I do so with a deep sense of responsibility, commitment, and optimism. In the relatively brief time I have been with the company, I have witnessed firsthand the passion of our customers, partners, and employees. This dedication to making the world a safer place through advanced, artificial intelligence-based security solutions remains the driving force behind everything we do. It has never been more critical as we enter a new chapter of growth.
Executing on Our Growth Strategy
Despite significant headwinds brought on by a now resolved inquiry by the United States Federal Trade Commission (FTC) and a restatement of our financial results for certain prior periods, we made meaningful strides across the Company in 2024:
•We welcomed nearly 250 new customers across key markets, including education, healthcare, professional sports, and industrial workplaces.
•We increased the number of multi-year subscriptions of Evolv Express from approximately 4,500 in 2023 to approximately 6,100 by the end of 2024.
•We screened more than 1.1 billion visitors in 2024, a 55% increase over the prior year, bringing our total screenings since the launch of Evolv Express in 2019 to over 2 billion.
•Our customers reported using Evolv Express to detect nearly 500,000 weapons, underscoring the vital role our technology plays in safeguarding public spaces.
These milestones translated into improved financial results for our stockholders. We reported total revenue of $103.9 million in 2024, up 31% from 2023, driven by strong new customer growth and expanded deployments within our existing customer base. Annual Recurring Revenue (ARR) grew 39% to $99.4 million from $71.3 million at the end of 2023. Adjusted EBITDA improved significantly to ($21.0) million in 2024, compared to ($51.8) million in 2023.
Advancing Innovation in Security
Our technology is a key component of a layered approach to venue security. It is designed to deliver excellent security while enhancing the visitor experience by enabling faster, more seamless entry processes. Through the data insights we can provide, we help organizations optimize their security operations and make informed decisions about their security strategies.
At the core of our mission is product innovation. In 2024, we extended our technology leadership with next-generation solutions designed to meet evolving security challenges.
•We introduced the latest iteration of Evolv Express, combining high-throughput entry with advanced AI and sensor technology to enhance threat detection and reduce congestion. Our latest Express offering is a single SKU for indoor and outdoor deployments, is easier to deploy, easier to move, and has a lower manufacturing cost.
•We launched Evolv eXpedite™, an autonomous, AI-powered bag screening solution designed for high-clutter environments like schools, hospitals, and office buildings.
•We continued refining our AI to improve the ability of security personnel to interdict threats, utilizing our proprietary location and red-box visualization technology to highlight detected threats.
•We continued to enhance our My Evolv portal, our mobile app, and our cloud API to provide our customers with more data insights, remote access, and 3rd party integrations to enhance their ownership experience.
These advancements position Evolv at the forefront of the rapidly growing market for AI-based weapons detection solutions. We will continue to innovate around our core offering—weapon detection – while also looking for adjacent opportunities to enhance our customer offering by utilizing our position in entryways.
Capturing a Growing Market Opportunity
We operate in a strong market and believe the demand for safer environments continues to grow. With more than 500 mass shootings in the U.S. in 2024, venue operators across many end markets — including education, healthcare, professional sports and live entertainment, industrial workplaces, tourist attractions, and houses of worship — are turning to AI-powered weapons detection to complement traditional security measures and ensure safer spaces.
Globally, public safety concerns remain at the forefront, and we believe nearly every public entryway could be a potential candidate for our technology:
•The opportunity ahead of us remains vast. With nearly 130,000 schools across the United States, the education market is large and still in the early stages of security modernization. We are proud that Evolv Express is now deployed in more than 1,200 school buildings, helping to screen nearly 700,000 students, teachers, administrators, and other visitors daily. This represents significant growth year over year, yet we are just scratching the surface of what’s possible in securing learning environments.
•Similarly, healthcare remains a major potential growth area. With more than 6,000 hospitals nationwide — and over 70% of workplace violence incidents occurring in healthcare settings — administrators are prioritizing patient and staff safety. Today, more than 400 hospitals rely on Evolv Express, screening more than 700,000 people every day. Our expanding presence in this sector underscores the essential role we play in modernizing hospital security while maintaining a welcoming environment.
•In sports and entertainment, we are fundamentally reshaping the fan experience at venues across professional sports including football, basketball, baseball, hockey and soccer. By enabling faster entry without compromising safety, Evolv Express has become the security solution of choice for leading teams and stadium operators. In the summer of 2024, we also played a critical role in securing one of the world’s largest global sporting events in Europe, screening more than five million visitors — a testament to our ability to deliver at scale on the global stage.
Across these markets, our continued growth is driven by the need for security solutions that balance safety and operational efficiency. As we expand our footprint, we remain focused on innovation, customer success, and reinforcing trust in the communities we serve.
The Path Forward
We are confident in our ability to continue to disrupt the physical security market, which is a growing segment of the technology industry.
Our strategy to capitalize on this opportunity is focused on three key areas: extending our penetration in the North American AI-based weapons detection market, cross-selling additional products like Evolv eXpedite to our rapidly growing customer base, and expanding our presence internationally. To do this, we will focus on leveraging our existing relationships to extend our leadership in key metropolitan markets. We will build on our early momentum in education, healthcare, and professional sports — sectors where we have already established a strong market presence. Additionally, we plan to strengthen and expand our channel partner relationships to accelerate business scaling. Finally, we will continue to raise the bar in the industry by driving product innovation and maintaining our position as a market leader.
I am deeply grateful to our employees, customers, partners, and stockholders for their unwavering support and belief in our mission. The relentless dedication of our team, combined with our customers' trust and partnerships, continue to propel us forward. While 2024 brought challenges, it also brought valuable lessons and new opportunities. We confronted these challenges head-on and reinforced our commitment to ethical practices while solving our customers’ business challenges and pushing the upper bounds for product development in our industry.
I am optimistic about our path forward in 2025 and beyond. We are emerging stronger, more focused, and ready to lead with integrity and purpose. We are focused on making the world a more enjoyable place for people to live, work, learn, and play.
Thank you for your continued trust and partnership.
Sincerely,
John Kedzierski
President and Chief Executive Officer
Evolv Technologies Holdings, Inc.

LETTER FROM INDEPENDENT CHAIR
Dear Fellow Stockholders,
I am honored to serve as Chair of the Board of Evolv Technology and am proud of our mission to create safer environments in the places we all visit every day — schools, hospitals, ballparks, tourist attractions, and houses of worship.
As disclosed in more detail in our Annual Report on Form 10-K for the year-ended December 31, 2024 and our Quarterly Report for the fiscal quarter ended September 30, 2024, in September 2024, an ad hoc committee of independent directors, under the direction of the Board, commenced an investigation that resulted in a restatement of our previously issued consolidated financial statements and other financial data. The findings of the ad hoc committee were extremely disappointing to me and my fellow directors. The Board responded swiftly and decisively, taking immediate corrective actions, including necessary personnel changes. In addition, we are in the process of implementing enhanced financial controls to ensure timely and accurate reporting and are making improvements to our corporate governance framework.
I am pleased to report that Evolv is now in full compliance with all SEC reporting and Nasdaq listing requirements. With these challenges behind us, I am confident that Evolv is better positioned than ever for growth and success.
Over the past few months, we have strengthened our foundation by streamlining our workforce and enhancing our leadership team with the appointment of a new Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Revenue Officer, General Counsel, and several new accounting and sales leaders.
Evolv’s new President and Chief Executive Officer, John Kedzierski, has extensive, impressive and highly relevant experience in leading high-growth security and technology businesses, including for Motorola Solutions, Inc. In the short period since becoming our CEO, John has imparted a heightened sense of discipline and urgency across the organization. The whole team is energized and has a renewed focus on delivering value for customers and maximizing returns for stockholders.
We have also augmented the Board with the appointment of Richard Shapiro, who has extensive public company and capital markets experience. Richard was recommended to us by one of our stockholders, highlighting the value of our extensive and ongoing engagement with Evolv’s stockholders. We thank you for your continued support and look forward to continuing our dialogue with you in 2025.
As a Board, we are committed to providing diligent oversight of Evolv’s strategy and its execution. Although 2024 tested our resilience, I am confident and excited about the potential opportunity ahead with our new leadership team. The best is yet to come.
On behalf of the Board, I extend my deepest gratitude for your continued support.
Sincerely,
Neil Glat
Chair of the Board of Directors
Evolv Technologies Holdings, Inc.

EVOLV TECHNOLOGIES HOLDINGS, INC.
500 Totten Pond Road, 4th Floor
Waltham, Massachusetts 02451
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FRIDAY, JUNE 20, 2025
The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Evolv Technologies Holdings, Inc., a Delaware corporation (the “Company”), will be held at 10:00 a.m. eastern time on Friday, June 20, 2025. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EVLV2025 and entering your 12-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:
•To elect Kevin Charlton, John Kedzierski, Kimberly Sheehy, and Bilal Zuberi as Class I Directors to serve until the 2028 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;
•To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (the “Say-on-Pay Vote”);
•To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
•To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.
Holders of record of our Class A common stock as of the close of business on April 21, 2025 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the meeting during ordinary business hours at the Company’s principal offices or by sending an email to Rachel Roy, General Counsel and Secretary, at rroy@evolvtechnology.com stating the purpose of the request and providing proof of ownership of Company stock. The list of these stockholders will also be available on the bottom of your screen during the Annual Meeting after entering the 12-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.
It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.
By Order of the Board of Directors
Rachel Roy
General Counsel and Secretary
Waltham, Massachusetts
April 30, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FRIDAY, JUNE 20, 2025
This Notice and Proxy Statement and our 2024 Annual Report to Stockholders are available at www.virtualshareholdermeeting.com/EVLV2025

EVOLV TECHNOLOGIES HOLDINGS, INC.
500 Totten Pond Road, 4th Floor
Waltham, Massachusetts 02451
PROXY STATEMENT SUMMARY
These proxy materials are being provided in connection with the solicitation by the Board of Directors of Evolv Technologies Holdings, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on Friday, June 20, 2025 (the “Annual Meeting”), at 10:00 a.m. eastern time, and at any continuation, postponement, or adjournment of the Annual Meeting. These proxy materials were first sent on or around April 30, 2025.
The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. If you are a holder of record of shares of our Class A common stock, par value $0.001 per share (“Class A common stock”), as of the close of business on April 21, 2025 (the “Record Date”), you will be able to attend the Annual Meeting online and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/EVLV2025 and entering your 12-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
In this proxy statement, “Evolv”, “Company”, “we”, “us”, and “our” refer to Evolv Technologies Holdings, Inc.

Summary of Proposals

Proposal	Board Recommendation	Reasons for Recommendation	Page

1.To elect Kevin Charlton, John Kedzierski, Kimberly Sheehy, and Bilal Zuberi as Class I Directors to serve until the 2028 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified.	FOR each director nominee	The Board of Directors (“Board”) and its Nominating and Corporate Governance Committee believe the Board nominees have the skills, experience, and backgrounds necessary to effectively monitor performance, provide oversight, and advise management on our long-term strategy.	11

2.To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (the “Say-on-Pay Vote”)	FOR	Our executive compensation programs demonstrate our pay for performance philosophy and reflect the input of stockholders from our outreach efforts.	24

3.To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	FOR	Based on the Audit Committee’s assessment of PwC’s qualifications and performance, the Board believes that retention of PwC for the fiscal year ending December 31, 2025 is in our stockholders’ best interests.	52

Business Highlights
Evolv Technology is a leading security technology company pioneering AI-based solutions designed to create safer experiences. Our mission is to transform security to create a safer world to live, work, learn, and play. Our products are designed to transform human security to help make a safer, faster, and better experience for the world’s most iconic venues and companies as well as schools, hospitals, and public spaces, using industry leading artificial intelligence (“AI”)-powered screening and analytics.
2024 was a transformative year for Evolv, which achieved strong financial and operational results.

Financial Highlights
•We reported total revenue of $103.9 million in 2024, up 31% from 2023, reflecting strong new customer growth, expanded deployments from our existing customers, and strong contribution from our partners.

•Annual Recurring Revenue (ARR) rose 39% to $99.4 million from $71.3 million in 2023.[1]
•Net loss narrowed to ($54.0) million, or ($0.34) per diluted share, compared to ($108.0) million, or ($0.72) in 2023.
•Adjusted EBITDA improved to ($21.0) million from ($51.8) million in 2023, highlighting greater leverage in our business model. [2]
•We ended 2024 with $52 million in cash, cash equivalents, restricted cash, and marketable securities, maintaining a solid financial position.
Operational Highlights	•We welcomed nearly 250 new customers across key end markets including education, healthcare, professional sports, and industrial workplaces.
•We expanded the number of multi-year subscriptions of Evolv Express®, our AI-powered security screening system, from approximately 4,500 in 2023 to approximately 6,100 by year-end 2024.
•We screened more than 1.1 billion visitors in 2024, a 55% increase over the previous year, bringing our total screenings since 2019 to over 2 billion.
•We generated nearly 50% of our sales activity from our existing customers who actively made the decision to expand or renew their deployments of Evolv Express.
•Our customers used Evolv Express to tag nearly 500,000 weapons, underscoring the vital role our technology plays in safeguarding high-traffic environments.
•We introduced the next iteration of Evolv Express, combining high-throughput entry with advanced AI and sensor technology and Evolv eXpedite™, an autonomous, AI-powered bag screening solution that complements Evolv Express.

1 Please see Appendix A for how ARR is defined.
2 Please see Appendix A for how Adjusted EBITDA is defined and a reconciliation of Adjusted EBITDA with net income (loss) the most comparable GAAP measure.

Corporate Governance Highlights
Evolution in Corporate Governance Timeline
Evolv made numerous corporate governance changes and improvements in 2024.

May 2024	•Formed a succession planning committee of independent directors of the Board to evaluate leadership performance and effectiveness and plan for an orderly CEO transition.

September 2024	•Commenced extensive stockholder engagement campaign.

October 2024	•Terminated Peter George, President and CEO, without cause. •Appointed Michael Ellenbogen, Evolv’s Chief Innovation Officer, as Interim President and Chief Executive Officer.

November 2024	•Mark Donohue, CFO, resigned. •Appointed Dave Rawden from AlixPartners as Interim CFO.

December 2024	•Peter George resigned from the Board. •Appointed John Kedzierski as President and CEO and as a Board member.

January 2025	•Merline Saintil resigned from the Board. •Appointed Kevin Charlton to the Audit Committee in the interim.

February 2025
•Terminated Jay Muelhoefer, Chief Commercial Officer, without cause.
•Appointed Robert Marshall as Chief Revenue Officer.
•Appointed Richard Shapiro to the Company’s Board, as recommended by one of the Company’s stockholders.
•Adopted a performance share program (“Market Share Units” or “MSUs”) and made other changes to executive compensation program in response to stockholder feedback.
•Enhanced the Audit Committee and Compliance charters to further align with evolving best practices in risk oversight and support the company’s continued commitment to strong governance.

March 2025
•Continued the process of developing programs and/or policies to address and remediate material weaknesses and significant deficiencies in control over financial reporting and prevent and deter future disclosure issues.

April 2025	•Adopted Non-Employee Director Stock Ownership Guidelines. •Appointed George C. Kutsor as Chief Financial Officer

Governance Best Practices
The following is a summary of our corporate governance practices, which we regularly evaluate and update through stockholder engagement and evolving practices.

Board Practices
✓ Committed to board refreshment, including the appointment of a new director	✓ Partners with external advisors to holistically evaluate Board composition and effectiveness

✓ Annual board self-evaluation process overseen by Nominating and Corporate Governance Committee	✓ Anti-hedging and pledging policy

✓ Robust clawback policy	✓ Stock ownership guidelines for non-employee directors

✓ Each director attended at least 75% of Board and committee meetings

Independent Oversight
✓ Separate CEO and Chair	✓ 8 out of 10 directors are independent

✓ Independent Chair	✓ 100% independent directors on Audit, Compensation and Nominating and Corporate Governance Committees

✓ Dedicated Investment Committee tasked with overseeing investment strategy and financial condition developments	✓ Regular executive sessions for independent directors without non-independent directors or management present

✓ Chief Compliance Officer reports to the Audit Committee	✓ Compensation Committee retains an independent compensation consultant

Stockholder Rights
✓ No poison pill in place	✓ Robust stockholder engagement process (see “Stockholder Engagement and Outreach” section below)

✓ One vote for each share and no non-voting stock	✓ Annual “Say-on-Pay” vote

Stockholder Engagement and Outreach
We recognize the importance of transparent communication with our stockholders and responding to their feedback. Beginning in the fall of 2024, we launched an extensive stockholder engagement campaign to ensure that stockholders had an opportunity to provide feedback on the Company’s board composition, corporate governance practices and executive compensation program, as well as any other topics of concern.
During the off season stockholder engagement program, we contacted stockholders representing more than 50% of our total shares outstanding to seek their input into a variety of stockholder related matters including board composition, executive compensation, peer group composition, etc. We ultimately held meetings and conference calls with 12 institutional stockholders representing approximately 48% of our total shares outstanding. Stockholders met with our Board Chair, the Chair of the Compensation Committee, and Company leadership from legal, finance, investor relations, and human resources.
We contacted 15 institutional stockholders representing approximately 50% of total shares outstanding
We met with 12 institutional stockholders representing approximately 48% of shares outstanding

Stockholder Engagement Outcomes
The following table summarizes the key themes that we heard from stockholders and what we did in response:

What We Heard		What We Did
Topic	Feedback	Changes

Board Composition	•Stockholders wanted to see more public company, sales and marketing, and capital markets experience represented on the Board.
✓ We added two new directors to the Board, John Kedzierski, our new CEO, who has extensive sales and marketing experience, and Richard Shapiro, who has extensive public company and capital markets experience. Mr. Shapiro was also recommended by one of our largest stockholders.

Stock Ownership	•Stockholders wanted board members to have equity in the company so that their interests would be aligned with stockholders.	✓ We adopted stock ownership guidelines for our directors, which require non-employee directors to acquire and hold a significant amount of Evolv stock.
Use of Performance-based Equity Awards	•Stockholders would like to see a significant portion of our equity-based compensation program be performance-based and tied to stockholder value creation.
✓ 50% of our new CEO’s 2024 new hire equity awards and 50% of our executive officers’ annual equity awards in 2025 are performance-based and earned based on the achievement of aggressive stock price targets.

Short-Term Annual Cash Incentive Plan	•Stockholders want more robust disclosure regarding the design of our short-term annual cash incentive plan. •Stockholders prefer the use of free cash flow vs cash balance as a performance metric.
✓ We have provided more robust disclosure regarding the design of our fiscal 2024 short-term annual cash incentive plan, including disclosing our targets and achievement against those targets.
✓ In 2025, we revised our annual cash incentive plan to use free cash flow as a target rather than our cash balance at the end of the year.

Peer Group Selection	•Stockholders wanted to better understand what companies our peer group was comprised of and whether these companies were the right comparison group.	✓ We have disclosed all the companies that comprised our peer group for 2024, as well as modifications to the group for 2025, which we believe demonstrates the appropriateness of our peer group.
Evolv’s Executive Compensation Program
Evolv’s compensation program is designed to attract, motivate, and retain talented individuals who drive Evolv’s success by supporting our mission, embodying our core values, and driving innovative business strategy and decisions.
New CEO Compensation
In connection with Mr. Kedzierski’s appointment as Chief Executive Officer, in December 2024, we entered into an offer letter with Mr. Kedzierski, which documents his compensation and employment terms. In developing the terms of Mr. Kedzierski’s compensation package, the Compensation Committee considered, among other things, our stockholder feedback on the importance of performance-based compensation that is tied to stockholder value creation. As shown below, the vast majority of our new CEO’s new hire compensation package was either “at risk” or performance-based, with 50% of his compensation being performance-based. "At risk” refers to compensation that is variable, and therefore "at-risk" of not being paid out. At-risk compensation is typically tied to the achievement of one or more performance metrics that measure value creation over both the near and longer term, as well as service period requirements.

NEW CEO COMPENSATION MIX(1)

9% Base Salary	9% Target Annual Cash Incentive	41% Performance-Based RSUs	41% Time-Based RSUs
91% at risk; 50% performance-based
(1)Mr. Kedzierski did not commence employment with the Company until December 16, 2024, and therefore this chart reflects his compensation mix as of the grant date of the performance- and time-based restricted stock units (“RSUs”) (January 2, 2025).
Fiscal 2024 Executive Compensation Program
The following table provides information regarding the key elements of our fiscal year 2024 executive compensation program, which applied to our Named Executive Officers (“NEOs”) other than our new CEO.

Element	Form	Objectives and Basis

Base Salary	Cash	•Provides a competitive level of compensation to attract and retain highly qualified executives •Provides a degree of financial stability to executives

Annual Cash Incentive Bonus	Cash
•Provides at-risk, variable cash pay opportunity for performance over one year
•Annual incentive targets are designed to motivate executives to achieve or exceed short-term financial and strategic goals within appropriate risk parameters

Long-Term Incentives	Stock Options (50%) and RSUs (50%)
•Provides at-risk, variable equity-based pay opportunity for sustained operating performance
•Long-term retention tool that aligns interests of executives with those of stockholders and promotes long-term value creation for stockholders

The table below includes a detailed summary of the targets underlying our 2024 annual cash incentive bonus program and achievement against those targets:

	Metric	Weighting	Threshold (75% Funding)	Target (100% Funding)	Maximum(1) (125-150% Funding)	2024 Result	Achievement (%)
Corporate Financial Performance (50%)(2)	Incremental ARR	15%	$35M	$45M	$55M	$28M	0%
	Gross Margin	20%	59%	64%	69%	59%	15%
	Cash	15%	$70M	$80M	$90M	$52M	0%
Non-Financial Strategic Scorecard (50%)(3)	Customer NPS of 40	20%	25	40	60	65	25%
	Deployments	20%	2,500	3,000	3,500	1,606	0%
	Employee NPS of 40	10%	25	40	60	24	0%
					Total Achievement		40.0%
(1)The maximum funding under the Corporate Financial Performance metrics is 150%, and the maximum funding under the Non-Financial Strategic Scorecard is 125%.
(2)“Incremental ARR” is a measure of the growth we achieve in the recurring revenue we expect to receive from our subscription-based products or services over a year (please see Appendix A for how ARR is defined); “Gross Margin” is the percentage of our revenue that exceeds our cost of goods sold, representing the proportion of revenue that we retain after covering direct production costs; and :”Cash” is measured by the ending amount of physical currency and highly liquid assets that we can readily use for transactions.
(3)“Customer NPS” refers to average customer net promoter score and is measured by formal survey of our customer base; “Deployments” measures the net systems deployed as of December 31, 2024, reflecting a one-time adjustment to remove approximately 100 non-revenue generating systems from the Company’s deployment count related to Evolv Edge, the Company’s first generation product offering; and “Employee NPS” refers to average employee net promoter score and is measured by formal survey of our employee base.
See “2024 Executive Compensation Program Highlights” on page 28 for more information on our fiscal year 2024 executive compensation program and the terms of Mr. Kedzierski’s compensation.
PROPOSAL 1: ELECTION OF DIRECTORS
At the Annual Meeting, four (4) Class I Directors are nominated to be elected by our stockholders to hold office until the Annual Meeting of Stockholders to be held in 2028 and until each such director’s respective successor is elected and qualified or until each such director’s earlier death, resignation or removal.
We currently have ten (10) directors on our Board. The Board has nominated Kevin Charlton, John Kedzierski, Kimberly Sheehy, and Bilal Zuberi for election as Class I Directors at the Annual Meeting who have served on our Board since 2021, 2024, 2021 and 2021 respectively.
As set forth in our Second Amended and Restated Certificate of Incorporation, the Board of Directors is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.
The current class structure is as follows:
•Class I, whose term will expire at the Annual Meeting and, if elected at the Annual Meeting, whose subsequent term will expire in 2028;
•Class II, whose term will expire at the 2026 Annual Meeting of Stockholders; and
•Class III, whose current term will expire at the 2027 Annual Meeting of Stockholders.
Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed from time to time by the Board of Directors. Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of our outstanding voting stock entitled to vote in the election of directors.
In the event that any of Kevin Charlton, John Kedzierski, Kimberly Sheehy, and Bilal Zuberi should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors or the Board may elect to reduce its size. The Board of Directors has no reason to believe that any of these directors will be unable to serve if elected and each director has consented to being named in this proxy statement and to serving if elected.
Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the below Class I Director nominees.

Nominees For Class I Director (terms to expire at the 2028 Annual Meeting)
The current members of the Board of Directors who are also nominees for election to the Board of Directors as Class I Directors are as follows:

Name	Age	Served as a Director Since	Position with Evolv
Kevin Charlton	59	2021	Director
John Kedzierski	46	2024	President, CEO and Director
Kimberly Sheehy	60	2021	Director
Bilal Zuberi	49	2021	Director
The principal occupations and business experience, for at least the past five years, of each Class I Director are as follows:
Kevin Charlton
Kevin Charlton has been a director on our Board since July 2021, and currently serves as Chairman of the Compensation and Investment Committees. He previously served as the Chief Executive Officer of NewHold Investment Corp I, the special purpose acquisition corporation that merged with Evolv in 2021. Mr. Charlton is currently Chief Executive Officer of NewHold Investment Corp III (NASDAQ: NHIC), a special purpose acquisition corporation launched in 2025. Mr. Charlton is also currently Chairman of American AllWaste, a private environmental services company. Mr. Charlton has been the Co-Chairman of NewHold Enterprises LLC since 2017 and has spent more than 25 years in principal investing. He has served on the Boards of six public companies and more than 25 private companies. Prior to NewHold Enterprises, Mr. Charlton spent his private equity career at JPMorgan (NYSE: JPM), Investcorp, and Macquarie (ASX: MQG). Before his career in private equity, Mr. Charlton was with McKinsey and Company in New York and NASA Headquarters in Washington, DC. Mr. Charlton received his Bachelor’s degree in Aerospace Engineering cum laude from Princeton University in 1988, his Master of Science in Aerospace Engineering with Distinction from the University of Michigan in 1990, and his Master of Business Administration with Honors from the Kellogg School at Northwestern University in 1995. We believe that Mr. Charlton is qualified to serve on Evolv’s Board based on his broad private equity and public company experience.
John Kedzierski
John Kedzierski has been President and CEO of Evolv Technology since December 2024. He brings to Evolv significant experience leading high-growth security and technology businesses. Previously, he spent more than 23 years at Motorola Solutions, Inc. (“Motorola Solutions”), most recently as Senior Vice President of Global Enterprise Sales. Mr. Kedzierski was responsible for leading Motorola Solutions’ global sales efforts for all enterprise verticals. Prior to that role at Motorola Solutions, he was responsible for leading product management, research and development, sales and marketing for Motorola Solutions’ Video Security and Access Control business, where he helped Motorola Solutions become a global leader in physical security. Mr. Kedzierski also served as a member of Evolv’s Board of Directors from January 2022 to November 2023, as a designee of Motorola Solutions. Mr. Kedzierski holds a Bachelor of Science degree in Computer Engineering from the University of Illinois at Urbana-Champaign, and a Master of Business Administration from Northwestern University’s Kellogg School of Management. We believe that Mr. Kedzierski is qualified to serve on Evolv’s Board based on his broad experience working in security and technology.
Kimberly Sheehy
Kimberly Sheehy has been a director on our Board since July 2021. From March 2019 to May 2020, she was the Chief Financial Officer of ResMan LLC, a privately-owned software company providing software solutions to multi-family residential property managers. Previously, from April 2018 to March 2019, she served as Chief Financial Officer of Lori’s Gifts, Inc., a privately-owned retail company serving hospitals throughout the United States. From November 2015 to October 2017, Ms. Sheehy served as the Chief Financial Officer of StackPath, LLC, an edge computing platform provider, and from November 2012 to October 2015, Ms. Sheehy served as Chief Financial & Administrative Officer of CyrusOne Inc. (NASDAQ:CONE), a public high-growth real-estate investment trust specializing in engineering, building and managing data center properties. She has also held various senior finance roles at Cincinnati Bell Inc. (NYSE: CBB). Ms. Sheehy serves on the Board of Directors and as the chair of the Audit Committee and member of the Compensation Committee and Nominating and Corporate Governance Committee of CVB Financial Corp (NASDAQ:CVBF). Ms. Sheehy previously served on the Board of Directors and as the Chair of the Audit Committee of Shift Technologies Inc. (NASDAQ:SFT) and Switch, Inc. (NASDAQ: SWCH). In addition, Ms. Sheehy has been a Certified Public Accountant since 1990. Ms. Sheehy earned a Bachelor of Science degree in Accounting from the University of Cincinnati in 1989. Ms. Sheehy holds the designation of Certified Directorship (NACD.DC) from the National Association of Corporate Directors. We believe that Ms. Sheehy is qualified to serve on Evolv’s board based on her extensive executive, managerial, accounting and public company experience.
Bilal Zuberi
Bilal Zuberi has been a director on our Board since July 2021. Mr. Zuberi has been Founder and Managing Partner at Red Glass Ventures since February 2025. Prior to that, Mr. Zuberi was General Partner at Lux Capital, a firm that invests in technology start-ups, from June 2013 to February 2025. At Lux Capital, Mr. Zuberi led Lux’s investments in Applied Intuition, OpenSpace, Saildrone, Nozomi Networks, DesktopMetal (NYSE: DM), Zededa, Ironclad, Aurora Solar, Fiddler, Commure, Copia Automation, Cloaked, Kinetic Automation, Happiest Baby, Lumafield, Paradigm Inc, and Tendo. Prior to joining Lux Capital, Mr. Zuberi was a principal at General Catalyst Partners from October 2008 to May 2013, where he led the firm’s investments in deep tech, including energy, robotics, medtech, and hardware and software systems. Before becoming an investor, he co-founded GEO2 Technologies in January 2004. Earlier in his career, Mr. Zuberi was a management consultant at Boston Consulting Group, Inc. from September 2003 to May 2004, where he advised management teams in complex business and strategy issues. Mr. Zuberi is a member of the Advisory Board of the Lemelson Foundation and has served on the boards of multiple private companies, including serving as a member of certain of such companies’ audit and compensation committees. Mr. Zuberi has also served as a member of Desktop Metal Inc.’s (NYSE: DM) Board of Directors and Audit Committee since December 2020. Mr. Zuberi received a Bachelor of Science degree in Chemistry from the College of Wooster in 1998 and a Ph.D. in Physical Chemistry (with a focus in materials and analytical chemistry) from the Massachusetts Institute of Technology in 2003. We believe Mr. Zuberi is qualified to serve on Evolv’s Board based on his experience working with physical infrastructure and technology companies.
Continuing members of the Board of Directors:
Class II Directors (terms to expire at the 2026 Annual Meeting)
The current members of the Board of Directors who are Class II Directors are as follows:

Name	Age	Served as a Director Since	Position with Evolv
Neil Glat	57	2021	Director
David Mounts Gonzales	61	2023	Director
Richard Shapiro	54	2024	Director
Mark Sullivan	70	2021	Director
The principal occupations and business experience, for at least the past five years, of each Class II Director are as follows:
Neil Glat
Neil Glat has been a director on our Board since July 2021 and Chairman of our Board since November 2023. He was appointed in December 2021 as Co-President, Americas for SPORTFIVE, a global sports, entertainment, and marketing agency, and remained with SPORTFIVE until February 2024. From September 2019 to present, Mr. Glat has been the Managing Member of NG Strategies, LLC and has been providing strategic advice to sports, media, and technology businesses and private equity firms. From April 2012 through August 2019, Mr. Glat served as President of the New York Jets, and, from September 2019 to March 2020, he was a Senior Advisor to the New York Jets. Prior to that, Mr. Glat was a senior executive at the National Football League for 15 years, where he oversaw corporate development and strategy. Mr. Glat has previous experience in management consulting at McKinsey & Company and investment banking at Dillon, Read & Co. Mr. Glat previously was a Senior Advisor for Arctos Sports Partners, a private equity platform focused on the professional sports industry, and he has been an advisor to other private equity firms. He also was on the Board of ASM Global, a privately-held company which is the world’s largest stadium, arena, convention center, and venue management company and which was sold in August 2024. Mr. Glat has served as a director on the Board of fuboTV Inc. (NYSE: FUBO), an over-the-top streaming content distributor, since March 2024. Mr. Glat previously served on the board of NewHold Investment Corp. I, a publicly-traded SPAC, from July 2020 to July 2021, and NewHold Investment Corp. II, a publicly-traded SPAC, from October 2021 to April 2023. In addition, Mr. Glat serves on many philanthropic boards. Mr. Glat has extensive operating and strategic experience in sports, entertainment, media, and hospitality. During his more than 25 years in combined tenures at the New York Jets, the National Football League, SPORTFIVE, and professional service firms, Mr. Glat has consistently focused on, among other things, driving revenue growth, increasing consumer engagement, identifying new businesses, encouraging innovation, developing forward-looking strategies, and executing strategic transactions and deals. Mr. Glat earned a Bachelor of Sciences in Economics from The Wharton School at the University of Pennsylvania and a Juris Doctor from Harvard Law School. We believe that Mr. Glat is qualified to serve on Evolv’s Board based on his extensive experience in sports and other relevant industries, on public and private company boards, and in leadership, strategic, and operating positions.
David Mounts Gonzales
David Mounts Gonzales has been a director on our Board since November 2023. He retired from Inmar Intelligence, Inc. (“Inmar”) in April 2022 and completed 6 months of transition, leaving Inmar in October 2022. He joined Inmar as Chief Executive Officer in April 2010 and assumed the additional role of Chairman in February 2014. During his tenure, he transformed Inmar from a small business service company to a market leading data platform and software business for nearly 20,000 retail and healthcare companies. Mr. Mounts Gonzales is currently a managing partner at Aero X Ventures, a venture fund focused on Advanced Air Mobility. Prior to joining Inmar, Mr. Mounts Gonzales served as Executive Vice President of Supply Chain for Domino’s Pizza, Inc. (“Domino’s”) from October 2007 to April 2010. He also served as Domino’s Chief Financial Officer from 2005 to 2007. Mr. Mounts Gonzales was part of the leadership team that transformed Domino's product taste, e-commerce, and supply chain. Prior to Domino’s, Mr. Mounts Gonzales held several positions of increasing seniority during his 23-year tenure at UPS, which he joined in July 1983. Mr. Mounts Gonzales holds a Master of Business Administration from The Wharton School, University of Pennsylvania, and a Bachelor of Science from University of Nevada, Las Vegas. Mr. Mounts Gonzales previously served on the boards of Papa Murphy’s Holdings, Inc. from 2014 to 2019 and Inmar Intelligence, Inc. from 2010 to 2022. He was past Chairman of the Wharton Alumni Executive Board and currently serves on the Wharton Graduate Executive Board, the Elliott Aviation Board, and is an Advisor to Corridor Capital. He previously served on the Board of Visitors for the Wake Forest University School of Business and is a founding member of the Advisory Board for the Wake Forest Innovation Quarter. We believe Mr. Mounts Gonzales is qualified to serve on the Board based on his broad experience and the executive leadership roles he has held.
Richard Shapiro
Richard Shapiro has been a director on our Board since February 2024. He is currently Founder and Chief Investment Officer of the family office, Ridge Run Partners LLC. Previously, Mr. Shapiro twice served as a portfolio manager at Millennium Management, a global, diversified alternative investment firm, where he was focused on equity investments, from 2020 to 2021, and from 2007 to 2011. From 2011 to 2020, Mr. Shapiro was at Wexford Capital, a multi-strategy investment firm, where he became a firm Partner in 2014. While at Wexford, Mr. Shapiro served as Portfolio Manager and Co-Head of Equities and was also a member of Wexford’s Hedge Fund Investment Committee. Earlier in his career, he held various investment roles including Amaranth Advisors and Putnam Investments. Mr. Shapiro currently serves on the Board of Orion Energy Systems (NASDAQ: OESX) and Elah Holdings (OTCMKTS: ELLH). He previously served on the Board of Altus Power (NYSE: AMPS), where he was Chair of the Compensation Committee, until April 2025, when Altus was taken private by TPG. He also served on the Boards of BBQ Holdings (NASDAQ: BBQ; f/k/a Famous Dave’s (NASDAQ: DAVE)), where he was Chair of the Compensation Committee and member of the Nominating & Governance Committee. Mr. Shapiro received an M.B.A. from Georgetown University and a B.S. in Business Administration from the University of Southern California. We believe Mr. Shapiro is qualified to serve on the Board based on his experience as a public company investor and director.

Mark Sullivan
Mark Sullivan has been a director on our Board since July 2021. Since January 2018, Mr. Sullivan has been the owner of Mark Sullivan Consulting in St. Petersburg Beach, Florida. Prior to that, Mr. Sullivan was a Principal at Global Security and Innovative Strategies from February 2013 to December 2017. Before entering the private sector, Mr. Sullivan was a federal agent for 35 years, 30 years as a special agent with the U.S. Secret Service, serving in a variety of leadership roles. He was appointed Director of the Secret Service by the President in May 2006 and served in that position until February 2013. Mr. Sullivan served on the Board of Directors of Command Security Corporation (now known as Prosegur Compania de Seguridad SA (BME:PSG)), a full-service security solutions company, from July 2013 to January 2019. Mr. Sullivan received his Bachelor of Science degree in Criminal Justice from St. Anselm College in 1977. We believe Mr. Sullivan is qualified to serve on Evolv’s Board based on his experience working in security services, both in the public and private sectors.
Class III Directors (terms to expire at the 2027 Annual Meeting)
The current members of the Board of Directors who are Class III Directors are as follows:

Name	Age	Served as a Director Since	Position with Evolv
Michael Ellenbogen	61	2021	Co-Founder, Chief Innovation Officer, and Director
Rajan Naik	53	2023	Director
The principal occupations and business experience, for at least the past five years of each Class III Director are as follows:
Michael Philip Ellenbogen
Michael Philip Ellenbogen has been our Chief Innovation Officer and a director since July 2021. Prior to that, Mr. Ellenbogen co-founded Legacy Evolv (as defined below) with Anil R. Chitkara in July 2013 and served as Legacy Evolv’s Head of Advanced Technology since January 2020. Prior to that, Mr. Ellenbogen served as Legacy Evolv’s Chief Executive Officer from August 2013 to January 2020. Prior to co-founding Evolv, Mr. Ellenbogen was the founder, President and Chief Executive Officer of Reveal Imaging Technologies, an X-ray imaging systems company focusing on automated explosives detection, from 2002 to 2010. Prior to joining Reveal, Mr. Ellenbogen was the Vice President of Research & Development and Business Development of PerkinElmer Detection Systems, a provider of X-ray-based security technologies, from 1994 to 2002. During his 25-plus year career in the security industry, Mr. Ellenbogen has proven his expertise in product and business development, as well as stakeholder value creation. In addition, Mr. Ellenbogen is an inventor with over 20 awarded patents. Mr. Ellenbogen received a Bachelor of Arts degree in Physics from Colgate University in 1986. We believe that Mr. Ellenbogen is qualified to serve on Evolv’s Board based on his broad technical background, including his experience as founder and officer of Evolv.
Rajan Naik
Rajan Naik, Ph.D., has been a director on our Board since November 2023. He has served as Chief Strategy Officer for Motorola Solutions since 2016. He is responsible for the corporate strategy organization, mergers and acquisitions, venture capital portfolio and competitive and market intelligence. Prior to joining Motorola Solutions, Dr. Naik was the Chief Strategy Officer at Advanced Micro Devices and before that was a partner in the technology practice at McKinsey & Company. Dr. Naik has served on the board of directors for CSG Systems International Inc. (Nasdaq: CSG) since August 2018. He earned a Bachelor of Science in Engineering from Cornell University and a Ph.D. in Engineering from the Massachusetts Institute of Technology. We believe that Dr. Naik is qualified to serve on Evolv’s Board based on his broad experience in strategy and technology as well as extensive M&A experience having led over 40 acquisitions in the physical safety and security ecosystems.

Board Demographics

Board Demographics (As of April 21, 2025)
Total Number of Directors	10

	Female	Male
Part I: Gender Identity
Directors	1	9
Part II: Demographic Background
African American or Black	0	0
Alaskan Native or American Indian	0	1
Asian	0	2
Hispanic or Latinx	0	1
White	1	7
Two or More Races or Ethnicities	0	1

CORPORATE GOVERNANCE
General
Our Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our Nominating and Corporate Governance Committee, Audit Committee, Compensation Committee, and Investment Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics in the “Corporate Governance” section of the “Investors” page of our website located at www.evolvtechnology.com, or by writing to our Secretary at our offices at 500 Totten Pond Road, 4th Floor, Waltham, Massachusetts 02451.
Leadership of the Board
Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. We currently have an independent Chairman of the Board and a majority of our Board is comprised of independent directors. Our Board believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. In addition, the Board of Directors believes the independent Chairman is well-positioned to act as a bridge between management and the Board of Directors, facilitating the regular flow of information. Among other duties, the independent Chairman may represent the Board of Directors in communications with stockholders and other stakeholders and provide input on the structure and composition of the Board. For these reasons, our Board of Directors has concluded that our current leadership structure is appropriate at this time.
However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate. If, in the future, the Chairman of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide for the appointment by the independent directors of a Lead Director. The Lead Director’s responsibilities would include, but would not be limited to, presiding over all meetings of the Board of Directors at which the Chairman of the Board is not present, including any executive sessions of the independent directors, approving the Board’s meeting schedules and agendas, and acting as liaison between the independent directors of the Board and the Chief Executive Officer and the Chairman of the Board.
Director Independence
Evolv’s Board of Directors has determined that each of the following current non-employee members of the Board of Directors and non-employee directors who served in 2024 are independent directors under the Nasdaq listing rules:
•Kevin Charlton
•Neil Glat
•David Mounts Gonzales
•Rajan Naik
•Richard Shapiro
•Merline Saintil
•Kimberly Sheehy
•Mark Sullivan
•Bilal Zuberi
The Board also determined that all Audit Committee and Compensation Committees members satisfy the specific independence requirements required of such committees under the Nasdaq listing rules.

In making these independence determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.
In determining that Mr. Naik is independent, our Board of Directors considered the fact that Mr. Naik serves as Senior Vice President, Strategy & Ventures at Motorola Solutions, whom the Company has an original equipment manufacturer partnership agreement with. Mr. Naik is also Motorola Solutions’ director designee pursuant to its stockholder agreement with the Company.
In determining Mr. Naik was independent, the Board considered the fact that Mr. Naik does not have any direct involvement or material interest in our business relationship with Motorola Solutions and our relationship with Motorola Solutions would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.
There are no family relationships among any of our directors or executive officers.
Board's Role in Risk Oversight
Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board of Directors at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. The Board reviews material risks facing the Company with the Audit Committee, senior management, and outside advisors on a regular basis.
Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. Our Audit Committee is responsible for discussing the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled.
Our Nominating and Corporate Governance Committee oversees the management of risk associated with the independence of the Board of Directors and potential conflicts of interest.
Our Compensation Committee oversees the management of risk relating to the Company’s incentive compensation and equity-based plans and arrangements.
Our Investment Committee oversees financial risk management, including cash management, liquidity, and investment strategy. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.
In addition to the committees of the Board, a management-led disclosure committee meets quarterly to identify any significant emerging risks and to align such risk identification and assessment with the Company’s existing disclosure controls and procedures. The disclosure committee then reports its findings and recommendations to the Audit Committee, which then reports to the Board.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance Guidelines are posted on the Company’s website https://ir.evolvtechnology.com/governance/governance-documents, and are available in print upon request.

Director Candidates Selection and Evaluation
The Nominating and Corporate Governance Committee is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. To facilitate the search process, the Nominating and Corporate Governance Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Mr. Shapiro was initially recommended by one of the Company’s stockholders during the course of the Company’s recent stockholder engagement campaign. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee for candidates for election as a director.
In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including: experience in corporate management, such as serving as an officer of a publicly held company; experience as a board member of another publicly held company; professional and academic experience relevant to the Company’s industry; the ability to exercise mature business judgement; leadership skills; experience in finance and accounting and/or executive compensation; the time and ability to prepare, participate in and attend Board meetings; and diversity of background and perspective, as well as specialized experience. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
Committees of the Board
Our Board has established four standing committees — Audit, Compensation, Nominating and Corporate Governance, and Investment. Each of the committees operates under a written charter that has been approved by our Board.
The members of each of the Board committees and committee Chairpersons are set forth in the following chart.

Name	Audit	Compensation	Nominating and Corporate Governance	Investment
Kevin Charlton		Chairperson		Chairperson
Neil Glat			X	X
David Mounts Gonzales	X
Richard Shapiro	X		Chairperson
Kimberly Sheehy	Chairperson	X		X
Mark Sullivan		X
Bilal Zuberi			X
Audit Committee
Our Audit Committee is responsible for, among other things:
•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;

•reviewing, with our independent registered public accounting firm, the scope and results of their audit;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
•overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
•reviewing our policies on risk assessment and risk management, including with respect to financial risks and cybersecurity risks;
•reviewing related person transactions; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
The Audit Committee charter is available on our website at https://ir.evolvtechnology.com/governance/governance-documents. The members of the Audit Committee are Kimberly Sheehy, David Mounts Gonzales, and Richard Shapiro. Kimberly Sheehy serves as the Chairperson of the committee. Merline Saintil also served on the Audit during 2024.
Each member of our Audit Committee meets the requirements for financial literacy under the applicable Nasdaq rules, as determined by our Board of Directors. In addition, our Board of Directors has determined that Ms. Sheehy qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K, and under the similar Nasdaq rules that the Audit Committee have a financially sophisticated member.
The Audit Committee met 7 times in 2024.
Compensation Committee
Our Compensation Committee is responsible for, among other things:
•reviewing and approving or making recommendations to our Board of Directors regarding the compensation of our Chief Executive Officer and other executive officers;
•reviewing and approving or making recommendations to our Board of Directors regarding our incentive compensation and equity-based plans, policies and programs;
•reviewing and approving all employment agreement and severance arrangements for our executive officers;
•reviewing and making recommendations to our Board of Directors regarding the compensation of our directors; and
•retaining and overseeing any compensation consultants.
The Compensation Committee generally considers the Chief Executive Officer’s recommendations when making decisions regarding the compensation of non-employee directors and executive officers (other than the Chief Executive Officer). Pursuant to the Compensation Committee’s charter, which is available on our website at www.evolvtechnology.com, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Since 2021, the Compensation Committee has engaged FW Cook, a compensation consulting firm (“FWC”), to assist in making decisions regarding the amount and types of compensation to provide our executive officers and non-employee directors. FWC reports directly to the Compensation Committee. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to FWC and has determined that FWC’s work does not raise a conflict of interest.
The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The Compensation Committee may also delegate to an officer the authority to grant equity awards to certain employees, as further described in its charter and subject to the terms of our equity plans.

The members of our Compensation Committee are Kevin Charlton, Kimberly Sheehy, and Mark Sullivan. Kevin Charlton serves as the Chairperson of the Compensation Committee. Each member of the Compensation Committee qualifies as an independent director under Nasdaq’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.
The Compensation Committee met 4 times in 2024.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance committee is responsible for, among other things:
•identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;
•overseeing succession planning for our Chief Executive Officer and other executive officers;
•periodically reviewing our Board of Directors’ leadership structure and recommending any proposed changes to our Board of Directors;
•overseeing an annual evaluation of the effectiveness of our Board of Directors and its committees; and
•developing and recommending to our Board of Directors a set of corporate governance guidelines.
The Nominating and Corporate Governance Committee charter is available on our website at https://ir.evolvtechnology.com/governance/governance-documents. The members of our Nominating and Corporate Governance Committee are Richard Shapiro, Neil Glat, and Bilal Zuberi. Richard Shapiro serves as the Chairperson of the Nominating and Corporate Governance Committee. Merline Saintil also served on the Nominating and Corporate Governance Committee during 2024. The Nominating and Corporate Governance Committee has the authority to consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders.
The Nominating and Corporate Governance Committee met 4 times in 2024.
Investment Committee
Our Investment Committee was established in March 2023 and is responsible for, among other things:
•Overseeing policies, practices and assessments relating to our (a) cash management and liquidity, (b) development and implementation of investment strategies for cash, cash equivalents and related assets, including providing input to management and the Board on our selection of depository banking facilities, (c) financial condition and outlook, and (d) strategies, policies, and programs related to financial risk management, including any capital expenditure plans and international hedging strategies;
•Providing input to management and the Board on the Company’s capital structure in relation to both equity and debt;
•Providing input to management and the Board on financing structures and plans for potential mergers, acquisitions and other types of business combinations; and
The Investment Committee charter is available at our website at https://ir.evolvtechnology.com/governance/governance-documents. The members of the Investment Committee are Kevin Charlton, Neil Glat, and Kimberly Sheehy. Kevin Charlton serves as the Chairperson of the Investment Committee.
The Investment Committee met 4 times in 2024.
Attendance by Members of the Board of Directors at Meetings
Our Board of Directors held 24 meetings during the fiscal year ended December 31, 2024. During the fiscal year ended December 31, 2024, each director attended 75% or more of the aggregate of (i) all meetings of the Board of Directors and (ii) all meetings of committees on which the director served for the period in which he or she served as a director.
Under our Corporate Governance Guidelines, which are available on our website at https://ir.evolvtechnology.com/governance/governance-documents, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, directors will attend. Ten of our then-incumbent directors attended our annual meeting of stockholders held in 2024.
Communications from Stockholders
The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. Our Investor Relations team is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as it considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Secretary and Chairman of the Board consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors in writing: c/o Investor Relations, Evolv Technologies Holdings, Inc., 500 Totten Pond Road, 4th Floor, Waltham, Massachusetts 02451.
Code of Business Conduct and Ethics
We have a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on our website, https://ir.evolvtechnology.com/governance/governance-documents, in the “Investors” section under “Corporate Governance.” In addition, we intend to post on our website all disclosures that are required by law or the rules of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics, within four business days. We granted no waivers in fiscal 2024.
Insider Trading Policy
Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the exchange listing standards applicable to Evolv. The full text of our Insider Trading Policy was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
Anti-Hedging and Pledging Policy
In addition to mandating compliance with the securities laws, our Insider Trading Compliance Policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders. In addition, our Insider Trading Compliance Policy prohibits the pledging of Company securities as collateral for any loans, including any margin loans.

2024 Director Compensation
Our board of directors adopted, and our stockholders approved, a non-employee director compensation program, which was updated in July 2023 (the “Director Compensation Policy”). The material terms of the Director Compensation Policy are summarized below. Each non-employee director will be paid cash compensation as set forth below. All amounts for service as a chairperson of the board of directors or a committee thereof are in addition to the amount for service as a member of our board of directors. Annual cash retainers will be paid in quarterly installments in arrears and will be pro-rated for any partial calendar quarter of service.

Named Executive Officer	Annual Retainer
Member of the Board of Directors	$40,000
Chair of the Board of Directors	$40,000
Audit Committee Chair	$20,000
Audit Committee Member	$8,000
Compensation Committee Chair	$12,000
Compensation Committee Member	$5,000
Nominating and Corporate Governance Committee Chair	$10,000
Nominating and Corporate Governance Committee Member	$5,000
Investment Committee Chair	$10,000
Investment Committee Member	$5,000
An eligible director who is serving on the board of directors as of the date of the annual meeting of Evolv’s stockholders each calendar year will automatically be granted, on such annual meeting date, a RSU award with a value of $155,000 (each, an “Annual Grant”). Each Annual Grant will vest in full on the earlier to occur of (A) the first anniversary of the applicable grant date and (B) the date preceding the date of the next annual meeting following the grant date, subject to such eligible director’s continued service through the applicable vesting date.
Each non-employee director who is initially elected or appointed to the Board on any date other than the date of an annual meeting of stockholders, will automatically be granted, an Annual Grant on the date of such director’s initial election or appointment, which will be prorated based on the number of days that have elapsed since the previous annual meeting of stockholders.
Each Annual Grant will vest in full upon a change in control of our company (as defined in the Company’s 2021 Incentive Award Plan). Compensation under our Director Compensation Policy will be subject to the annual limits on non-employee director compensation set forth in the Company’s 2021 Incentive Award Plan.
The following table sets forth the compensation earned by our non-employee directors during 2024:

Name		Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kevin Charlton	(2)	$62,000	$154,998	$185,705
Neil Glat	(2)	$90,000	$154,998	$205,899
David Mounts Gonzales	(2)	$48,000	$154,998	$100,750
Rajan Naik	(3)	$—	$—	$—
Merline Saintil	(2)	$58,000	$154,998	$201,746
Kimberly Sheehy	(2)	$70,000	$154,998	$211,399
Mark Sullivan	(2)	$45,000	$154,998	$214,993
Bilal Zuberi	(2)	$40,000	$154,998	$184,996
___________________
(1)Amounts reflect the full grant-date fair value of stock awards granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards made to our directors in Notes 2 and 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(2)During the year ended December 31, 2024, Mr. Charlton, Mr. Glat, Ms. Saintil, Ms. Sheehy, Mr. Mounts Gonzales, Mr. Sullivan and Mr. Zuberi were each granted 54,195 RSUs. Mr. Sullivan was also granted 26,388 RSUs as consideration for his services for the Company for the last 10 years.
(3)During the year ended December 31, 2024, Mr. Naik waived compensation for his role as a non-employee director.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was, at any time during fiscal year 2024 or at any other time, an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal year 2024.
Director Stock Ownership Guidelines
Under the Company’s Non-Employee Director Stock Ownership Guidelines, each non-employee director is required to own or acquire, within five years of election to the Company’s Board of Directors, shares of common stock of the Company having a market value of at least five times (5x) the annual cash retainer for serving as a director of the Company at all times during his or her tenure.
As of April 21, 2025, each non-employee director was in compliance with the minimum holding requirement under the Company’s Non-Employee Director Stock Ownership Guidelines or had time to comply.
Proposal 2: Approval of, on an advisory (non-binding) basis, the Say-on-Pay Vote
Pursuant to Section 14A of the Exchange Act, we request that our stockholders cast a non-binding, advisory vote to approve the compensation of our named executive officers identified in the section titled “Executive Compensation” set forth below in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation.
Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion.”
We believe that our compensation programs and policies for the year ended December 31, 2024 were an effective incentive for the achievement of our goals, aligned with stockholders’ interests, and worthy of stockholder support. Additional details concerning how we structure our compensation programs to meet the objectives of our compensation program are provided in the section titled “Executive Compensation” set forth below in this proxy statement.
This vote is merely advisory and will not be binding upon us, our Board or our Compensation Committee, nor will it create or imply any change in the duties of us, our Board or our Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with our stockholders and encourages all stockholders to vote their shares on this important matter.
The Company’s current policy is to hold an advisory vote on the compensation of our named executive officers each year, and we expect to hold another advisory vote with respect to executive compensation at the 2026 annual meeting of stockholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval of, on an advisory (non-binding) basis, the Say-on-Pay Vote.
EXECUTIVE OFFICERS
The following table identifies our current executive officers:

Name		Age	Position
John Kedzierski	(1)	46	Chief Executive Officer, President, and Director
George C. Kutsor	(2)	51	Chief Financial Officer
Anil Chitkara	(3)	57	Co-Founder and Chief Growth Officer
Michael Ellenbogen	(4)	61	Co-Founder, Chief Innovation Officer, and Director
Robert Marshall	(5)	53	Chief Revenue Officer
___________________
(1)See biography on page 12 of this proxy statement.
(2)George C. (“Chris”) Kutsor has been our Chief Financial Officer since April 29, 2025. Mr. Kutsor joined Evolv after 5+ years helping lead and transform publicly listed Kin + Carta Plc (London Stock Exchange: KCT), a software engineering digital consultancy with approximately 1,800 employees in seven countries. Mr. Kutsor was appointed Chief Financial Officer and member of the Board of Directors of Kin + Carta in 2019, and was also appointed Chief Operating Officer in 2022. Mr. Kutsor led the sale process of Kin + Carta to a private equity firm in 2024 which garnered 93% stockholder vote of approval. While at Kin + Carta, Mr. Kutsor helped lead the transformation of twelve independent consultancies into an integrated, global technology consulting enterprise. He built a global finance and operations team, implementing enterprise-grade processes and systems. Before joining Kin + Carta, Mr. Kutsor spent nearly 25 years at Motorola Solutions (NYSE: MSI) in various senior finance roles. His most senior positions included leading investor relations, financial management of a $2 billion global business unit, supporting strategic sales teams, and managing venture capital investments. Mr. Kutsor earned his MBA from the University of Chicago Booth School of Business with concentrations in both Strategy and Finance and holds a Bachelor of Science in Corporate Finance and Investments from the University of Illinois.
(3)Anil R. Chitkara has been our Chief Growth Officer (the “CGO”) since April 2022 and previously served as Head of Corporate Development since July 2021. Prior to that, Mr. Chitkara co-founded Legacy Evolv with Michael Philip Ellenbogen in July 2013, serving in a variety of roles focused on building the business. Before co-founding Legacy Evolv, Mr. Chitkara was the Senior Vice President, Market Development for Oco, Inc., a business analytics software provider that was subsequently acquired by Deloitte, from January 2007 to June 2011. Prior to joining Oco, Inc., Mr. Chitkara was the Vice President of Parametric Technology Corporation, a company currently offering a variety of augmented reality, industrial IoT, PLM and CAD solutions, from May 2001 to January 2007. Mr. Chitkara received a Bachelor of Science degree in Business Administration from Boston University in 1989 and a Master of Business Administration from the Tuck School of Business at Dartmouth College in 1994.
(4)See biography on page 15 of this proxy statement.
(5)Robert E. Marshall has global responsibility for the Company’s sales and service operations with a primary focus on driving and accelerating revenue growth. Mr. Marshall joined the Company from Mobile Communications America (MCA), the leading provider of wireless communication solutions that enhance the safety, security, and operating efficiency of workplaces, where he held several executive level roles including Chief Revenue Officer and Chief Operating Officer. Prior to joining MCA in 2021, Mr. Marshall spent more than 20 years at Motorola Solutions (NYSE: MSI) where he held several executive level sales leadership positions including Vice President of Global Sales for Video Security and Analytics, Vice President of Channel Sales for Asia Pacific, Vice President of Southeast Region and several roles of increasing responsibility across federal, state and local government sales. Mr. Marshall received a Bachelor of Environmental Science in the School of Engineering of Auburn University in 1995.

EXECUTIVE COMPENSATION
A Message from the Chair of the Compensation Committee of the Board of Directors
Dear Fellow Stockholders,
As we approach the 2025 Annual Meeting of Stockholders, I would like to highlight the key compensation decisions and stockholder communications undertaken since the 2024 Annual Meeting. This letter, alongside the accompanying Executive Compensation Summary, focuses on the following key themes:
•Stockholder Engagement: We value the feedback shared by our stockholders, not only reflected in the results of our last Say-on-Pay advisory vote, where approximately 78% of votes cast supported our executive compensation program, but also through our extensive outreach efforts following the vote.
•Commitment to Best Practices: We are dedicated to aligning our compensation practices with best practices. Accordingly, we have outlined several commitments that address and go beyond the concerns expressed by our stockholders. We are pleased to report that some of these initiatives have already been implemented. We encourage you to review the CD&A for more comprehensive details about these commitments.
Key 2024 Compensation Decisions
•Annual Incentive Payouts: The Company’s performance against the 2024 short-term cash incentive program was mixed. While threshold or greater level funding is achieved for two key metrics – gross margin and customer net promoter score – the targets established for incremental annual recurring revenue, cash, system deployments, and employee net promoter score were not met. Considering this performance, the Compensation Committee determined that our NEOs’ annual incentive payments for 2024 were earned at 40% of target.
•New CEO Pay Package: In connection with Mr. Kedzierski’s appointment as CEO, in December 2024, we entered into an offer letter with Mr. Kedzierski, which documents, among other things, his compensation and employment terms, which included, among other things, performance shares in the form of market-based stock units ("MSUs") to incentivize him to achieve meaningful stock price growth over the next three years, and aligning his interests more closely with those of our stockholders.
Our Response to the 2024 Say-on-Pay Vote and Commitment to Governance Best Practices
Following the 2024 Say-on-Pay advisory vote, we engaged in extensive discussions with major stockholders and reviewed feedback from leading proxy advisory firms. Key executive compensation concerns identified included granting performance-based equity awards, disclosure around and refining our short-term incentive plan structure, and transparency regarding our peer group selection methodology. In response, we have undertaken the following enhancements:
•Performance Based Awards: We have structured a significant portion of executive equity compensation to be performance-based. With the appointment of our new President and CEO in December 2024, 50% of his equity awards are MSUs which are contingent on meeting ambitious stock price targets. We incorporated MSUs into our 2025 executive compensation program to emphasize long-term performance-driven incentives.
•Enhanced Incentive Plan Disclosure and Design: With this 2025 Proxy Statement, we provided expanded disclosures detailing the design and structure of our 2024 short-term incentive plan, including specific performance targets and achievement levels. We also refined certain performance metrics based on investor feedback.
•Peer Group. We have disclosed all the companies that comprised our peer group for 2024, as well as modifications to the group for 2025, which we believe demonstrates the appropriateness of our peer group.
These actions reflect our steadfast commitment to aligning executive compensation with long-term stockholder value and addressing investor concerns.

We appreciate our stockholders for their valuable insights and look forward to ongoing, constructive dialogue.
Sincerely,
Kevin Charlton
Chair, Compensation Committee of the Board of Directors
EXECUTIVE COMPENSATION SUMMARY
This section provides stockholders with information about the material components of the executive compensation program for our executive officers who are named in the “2024 Summary Compensation Table” below (“named executive officers” or “NEOs”), our compensation decision-making process, and our responsiveness to stockholder feedback as a result of last year’s Say-On-Pay results. In 2024, our NEOs and their current and, where applicable, former positions were as follows:
•John Kedzierski, who serves as Chief Executive Officer and President;
•Michael Ellenbogen, who served as Interim Chief Executive Officer and President from October 30, 2024 until December 16, 2024 and who serves as our Chief Innovation Officer;
•Anil Chitkara, who serves as Chief Growth Officer;
•Peter George, who served as Chief Executive Officer and President until October 30, 2024;
•Mark Donohue, who served as Chief Financial Officer until November 21, 2024; and
•Jay Muelhoefer, who served as Chief Commercial Officer until February 7, 2025.

Business Highlights
2024 was a transformative year for Evolv, which achieved strong financial and operational results.

Financial Highlights
•We reported total revenue of $103.9 million in 2024, up 31% from 2023, reflecting strong new customer growth, expanded deployments from our existing customers and strong contribution from our partners.

•Annual Recurring Revenue (ARR) rose 39% to $99.4 million from $71.3 million in 2023.[1]
•Net loss narrowed to ($54.0) million, or ($0.34) per diluted share, compared to ($108.0) million, or ($0.72) in 2023.
•Adjusted EBITDA improved to ($21.0) million from ($51.8) million in 2023, highlighting greater leverage in our business model.[2]
•We ended 2024 with $52 million in cash, cash equivalents, restricted cash, and marketable securities, maintaining a solid financial position.
Operational Highlights	•We welcomed nearly 250 new customers across key end markets including education, healthcare, professional sports, and industrial workplaces.
•We expanded the number of multi-year subscriptions of Evolv Express®, our AI-powered security screening system, from approximately 4,500 in 2023 to over approximately 6,100 by year-end 2024.
•We screened more than 1.1 billion visitors in 2024, a 55% increase over the previous year, bringing our total screenings since 2019 to over 2 billion.
•We generated nearly 50% of our sales activity from our existing customers who actively made the decision to expand or renew their deployments of Evolv Express.
•Our customers used Evolv Express to tag nearly 500,000 weapons, underscoring the vital role our technology plays in safeguarding high-traffic environments.
•We introduced the next iteration of Evolv Express, combining high-throughput entry with advanced AI and sensor technology and Evolv eXpedite™, an autonomous, AI-powered bag screening solution that complements Evolv Express.

2024 Executive Compensation Program Highlights
New CEO Compensation
In December 2024, the Board announced the appointment of John Kedzierski as the Company’s new President and Chief Executive Officer (“CEO”) and as a Class I member of the Board with a term ending at the 2025 Annual Meeting, effective December 16, 2024. The Board believes that Mr. Kedzierski’s track record has demonstrated his ability to develop and extend technology ecosystems, build high-performing teams, drive significant revenue and operational improvements, and effectively acquire and integrate new businesses, all of which will serve Evolv as we work to capitalize on the significant opportunity ahead of us, execute our strategy, and deliver long-term value for all stakeholders.
In connection with Mr. Kedzierski’s appointment as CEO, in December 2024, we entered into an offer letter with Mr. Kedzierski, which documents, among other things, his compensation and employment terms. The Compensation Committee, together with the other independent members of our Board, spent significant time reviewing Mr. Kedzierski’s compensation package with the Compensation Committee’s independent compensation consultant. In approving the final terms of Mr. Kedzierski’s compensation package, they considered, among other things:
•Evolv’s need for an experienced leader who embodies our mission and can execute on our strategic vision;
1 Please see Appendix A for how ARR is defined.
2 Please see Appendix A for how Adjusted EBITDA is defined and a reconciliation of Adjusted EBITDA with net income (loss) the most comparable GAAP measure.

•Mr. Kedzierski’s demonstrated leadership at Motorola Solutions as Senior Vice President of Global Enterprise Sales, which resulted in consistent, profitable growth for Motorola Solutions and helped the company become a global leader in physical security;
•stockholder feedback on the importance of performance-based compensation tied to stockholder value creation; and
•Evolv’s peer group, which had recently been updated in connection with fiscal year 2024 compensation decisions (see “Compensation Decision-making Process” on page 37 for more information regarding our peer group).
Based on such considerations, the Compensation Committee and the other independent members of our Board ultimately approved a compensation package designed to recruit a CEO of the caliber of Mr. Kedzierski while remaining responsive to stockholder feedback on our compensation program. The rationale for each of the elements of Mr. Kedzierski’s compensation and how each element aligns with our compensation philosophy is summarized in the table below. The Compensation Committee and the other independent members of our Board considered his skills and experience, his role and responsibilities, market data, his prior compensation, and the desire and need to attract Mr. Kedzierski in determining each element of Mr. Kedzierski’s compensation.

Element	Description	Rationale
Base Salary	$540,000, prorated for fiscal year 2024	Attracts and rewards Mr. Kedzierski with a competitive level of pay that reflects his experience, role, and responsibilities.
Annual Cash Incentive Bonus	100% of base salary (target), commencing in 2025
Provides at-risk, variable cash pay opportunity for performance over one year
Designed to motivate Mr. Kedzierski to achieve or exceed short-term financial and strategic goals within appropriate risk parameters

Equity Incentives	An initial equity award grant of: •621,000 MSUs (the “New Hire MSUs”); and •621,000 time-based RSUs (the “New Hire RSUs”) Future equity award values will be determined on an annual basis
Provides at-risk, variable equity-based pay opportunity for sustained operating performance
Long-term retention tool that aligns interests of Mr. Kedzierski with those of stockholders and promotes long-term value creation for stockholders

Perquisites and Other Benefits
Travel stipend of $6,000/month during first year of employment; $3,000/month during second year of employment
Up to $15,000 for legal fee reimbursements in connection with negotiating the terms of Mr. Kedzierski’s employment

To assist with the travel and housing costs associated with Mr. Kedzierski’s travel between the Company’s headquarters in Waltham, Massachusetts and his residence in Chicago, Illinois
Supports our objective of attracting and retaining a qualified CEO

Severance Benefits
Participation in the Company’s Severance and Change in Control Plan at Tier 1
If Mr. Kedzierski is subject to a “covered termination” (as defined in the Severance Plan) within 12-months of the initial equity award grant date (and, in the case of the New Hire MSUs, prior to the last day of the performance period):
•the New Hire MSUs will remain outstanding and eligible to vest based on actual performance through the performance period (prorated based on the number of full months Mr. Kedzierski remains employed or in service during the performance period); and
•the number of New Hire RSUs that would have become vested had Mr. Kedzierski remained employed for the six-month period immediately following the date of termination will accelerate in full.

Supports our objective of attracting and retaining a qualified CEO
Please see "Other Benefits – Severance Benefits" on page 36 for more information regarding the material features and rationale for the design of the Company’s Severance and Change in Control Plan

As shown below, the vast majority of our new CEO’s new hire compensation package was either “at risk” or performance-based, with 50% of his compensation being performance-based.
NEW CEO COMPENSATION MIX

9% Base Salary	9% Target Annual Cash Incentive	41% New Hire MSUs	41% New Hire RSUs
91% at risk and/or performance-based; 50% performance-based

(1)Mr. Kedzierski did not commence employment with the Company until December 16, 2024, and therefore this chart reflects his compensation mix as of the grant date of the New Hire MSUs and New Hire RSUs (January 2, 2025).
Fiscal 2024 Executive Compensation Program
The following table provides information regarding the key elements of our fiscal year 2024 executive compensation program, which applied to our NEOs other than our new CEO.

Element	Form	Objectives and Basis
Base Salary	Cash	•Provides a competitive level of compensation to attract and retain highly qualified executives •Provides a degree of financial stability to executives
Annual Cash Incentive Bonus	Cash
•Provides at-risk, variable cash pay opportunity for performance over one year
•Annual incentive targets are designed to motivate executives to achieve or exceed short-term financial and strategic goals within appropriate risk parameters

Long-Term Incentives	Stock Options (50%) and RSUs (50%)
•Provides at-risk, variable equity-based pay opportunity for sustained operating performance
•Long-term retention tool that aligns interests of executives with those of stockholders and promotes long-term value creation for stockholders

As shown below, the majority of our annual fiscal year 2024 executive compensation program was either “at risk” or performance-based, based on our financial and strategic results and our stock price. The at-risk elements of our fiscal year 2024 program include (i) our Short-Term Annual Cash Incentive Plan and (ii) our Long-Term Incentive Plan, through which stock options and time-based RSUs were granted as long-term incentive awards.
FORMER CEO COMPENSATION MIX

11% Base Salary	11% Target Annual Cash Incentive	39% Stock Options	39% Target RSUs
89% at risk
OTHER NEO COMPENSATION MIX

18% Base Salary	12% Target Annual Cash Incentive	35% Stock Options	35% Target RSUs
82% at risk
(1)This chart does not include Mr. Ellenbogen, who served as Interim CEO from October 30, 2024 until December 16, 2024, or Mr. Kedzierski, who did not commence employment with the Company until December 16, 2024. Mr. Ellenbogen is included in the Other NEO Compensation Mix chart.

2024 Say-On-Pay Vote and Stockholder Outreach
The Company values the feedback we receive from our stockholders. Our directors and management recognize the benefits that come from robust dialogue with stockholders and other relevant parties. Our Board was disappointed with the results of our 2024 Say-on-Pay vote, where approximately 78% of votes cast supported our executive compensation program. In response, we sought feedback through engagement meetings with our stockholders.
We contacted stockholders representing approximately 50% of our total shares outstanding seeking their input into a variety of stockholder-related matters, including board composition, executive compensation, and peer group composition. We ultimately held meetings and conference calls with 12 institutional stockholders representing approximately 48% of our total shares outstanding. Stockholders met with our Board Chair, the Chair of the Compensation Committee, and Company leadership from legal, finance, investor relations, and human resources.
The following table summarizes the key themes that we heard from stockholders with regard to executive compensation program and disclosures and what we did in response. We will continue to engage with our stockholders to solicit and consider feedback.

	What We Heard	What We Did

Performance Equity	Stockholders would like to see a significant portion of our equity-based compensation program be performance-based and tied to stockholder value creation.
✓ 50% of our CEO’s 2024 new hire equity awards and 50% of our executive officers’ annual equity awards in 2025 are performance-based.
✓ Performance-based awards do not provide value to executives unless we achieve certain milestones tied to total stockholder return.

Short-Term Annual Cash Incentive Plan	Stockholders want more robust disclosure regarding the design of our short-term annual cash incentive plan. Stockholders prefer the use of free cash flow vs cash balance as a performance metric.
✓ We have provided more robust disclosure regarding the design of our fiscal 2024 short-term annual cash incentive plan, including disclosing our targets and achievement against those targets
✓ In 2025, we revised our annual cash incentive plan to provide for 100% financial-based performance metrics, using free cash flow as a metric rather than cash balance.

Peer Group Selection	Stockholders wanted to better understand what companies our peer group was comprised of to assess whether these companies were the right comparison group.	✓ We have disclosed all the companies that comprised our peer group for 2024, as well as modifications to the group for 2025, which we believe demonstrates the appropriateness of our peer group.

Executive Compensation Philosophy
Evolv’s compensation program is designed to attract, motivate, and retain talented individuals who advance Evolv’s success by supporting our mission, embodying our core values, and driving innovative business strategy and decisions. We strive to provide total direct compensation that reflects tenure, experience, performance, and growth expectations as well as market considerations. In addition to base salary, we provide incentive pay, both short- and long-term, to attract and retain talent. Short-term incentive compensation is primarily cash-based. Long-term incentive compensation is equity-based and beginning with our new CEO in 2024 and annual grants in 2025, 50% performance-based. We use incentive pay to recognize and reward achievement and overachievement of our goals, tying incentives to company performance goal targets that are appropriately rigorous but reasonably achievable.

Compensation Highlights

✔ What We Do	✗ What We Don’t Do
•Pay-for-performance philosophy with large majority of pay at-risk
•Set rigorous and objective performance goals, which balance both near-term and long-term goals
•Include double-trigger change in control provisions in employment agreements, offer letters, and equity awards
•Maintain a clawback policy for the recovery of incentive compensation paid to executives officers in the event of a financial restatement that is compliant with Nasdaq and SEC requirements, as well as for the recovery of all forms of cash and equity incentive compensation, whether time-based or performance-based, in the event of “misconduct”
•Our Compensation Committee is composed solely of independent directors
•Our Compensation Committee directly retains an independent compensation consultant
•Robust engagement with stockholders on governance and compensation

•No excise tax gross-ups or “golden parachutes” in respect of any compensation or benefits upon a change in control
•No repricing or cash-out of underwater stock options without stockholder approval
•No stock option grants at prices below fair market value
•No multi-year guaranteed compensation, including no multi-year guaranteed salary increases, bonuses or equity awards
•No excessive severance benefits
•No liberal change in control definition in individual contracts or equity plans and no single-trigger vesting
•No executive pension plans or supplemental executive retirement plans
•No excessive perks for any of our NEOs
•No dividend payments on unvested awards
•No hedging or pledging of Company securities

Components of 2024 Executive Compensation Program
Base Salary
Base salary is a visible and stable fixed component of our compensation program. In determining the annual base salaries of our executive officers, the Compensation Committee considers their respective positions, duties and responsibilities, individual performance in the prior year (if applicable), internal equity, and competitive market data. For 2024, the Compensation Committee increased Messrs. Ellenbogen, Chitkara and Mr. Donohue's base salary based on these considerations.
The following table sets forth the annualized base salaries of our named executive officers as of December 31, 2024 and 2023:

Named Executive Officer	2023 Annual Base Salary	2024 Annual Base Salary	Percent Change (%)
John Kedzierski(1)	N/A	$540,000	N/A
Michael Ellenbogen(2)	$350,000	$365,000	4.29%
Anil Chitkara	$350,000	$365,000	4.29%
Peter George(3)	$515,000	$540,000	4.85%
Mark Donohue(4)	$400,000	$415,000	3.75%
Jay Muelhoefer	$350,000	$350,000	—
(1)Mr. Kedzierski joined the Company in December 2024 and received a pro-rated portion of his annual base salary equal to $20,769 for the 2024 fiscal year.
(2)In addition to his base salary, Mr. Ellenbogen received a payment of $25,000 for each month that he served as Interim President and Chief Executive Officer (total of $35,769).

(3)As a result of his termination in October 2024, Mr. George received a pro-rated portion of his annual base salary equal to $450,674 for the 2024 fiscal year. Pursuant to the Severance Plan, Mr. George is entitled to salary continuation for 12 months post-termination. See “Other Benefits – Severance Plan” on page 36 for further details.
(4)As a result of his departure in November 2024, Mr. Donohue received a pro-rated portion of his annual base salary equal to $369,750 for the 2024 fiscal year.
Short-Term Annual Cash Incentive Plan
We consider annual cash incentive bonuses to be an important component of our total compensation program, as the bonuses provide incentives necessary to retain and motivate executive officers. Under the Short-Term Annual Cash Incentive Plan, each NEO’s target bonus opportunity is a percentage of his base salary, set at the beginning of the fiscal year and is based on the same considerations that apply in determining such NEO’s base salary. For 2024, the Compensation Committee did not increase the target bonus for any of our named executive officers as their target bonus opportunities appropriately reflected their respective positions, duties and responsibilities and remained market competitive.

Named Executive Officer	2024 Target (%)
John Kedzierski(1)	—
Michael Ellenbogen	55%
Anil Chitkara	55%
Peter George	100%
Mark Donohue	60%
Jay Muelhoefer	100%
(1)Because Mr. Kedzierski did not commence employment with the Company until December 16, 2024, he did not receive an annual cash incentive bonus opportunity for the 2024 year.
Financial and Strategic Goals
The Compensation Committee determines goals for each performance measure based on input from our management team and by considering expected performance based on the Company’s annual operating plan. The Compensation Committee determines actual incentive payouts after assessing Company performance relative to pre-established goals.
In 2024, we approved the metrics for our Short-Term Annual Cash Incentive Plan, which were tied to achieving Company financial and strategic performance goals:
The table below includes a detailed summary of the targets underlying 2024 annual cash incentive bonuses granted to our executive officers:

	Metric	Weighting	Threshold (75% Funding)	Target (100% Funding)	Maximum(1) (125-150% Funding)
Corporate Financial Performance (50%)(2)	Incremental ARR	15%	$35M	$45M	$55M
	Gross Margin	20%	59%	64%	69%
	Cash	15%	$70M	$80M	$90M
Non-Financial Strategic Scorecard (50%)(3)	Customer NPS of 40	20%	25	40	60
	Deployments	20%	2,500	3,000	3,500
	Employee NPS of 40	10%	25	40	60
(1)The maximum funding under the Corporate Financial Performance metrics is 150%, and the maximum funding under the Non-Financial Strategic Scorecard is 125%.

(2)“Incremental ARR” is a measure of the growth we achieve in the recurring revenue we expect to receive from our subscription-based products or services over a year (please see Appendix A for how ARR is defined); “Gross Margin” is the percentage of our revenue that exceeds our cost of goods sold, representing the proportion of revenue that we retain after covering direct production costs; and “Cash” is measured by the ending amount of physical currency and highly liquid assets that we can readily use for transactions.
(3)“Customer NPS” refers to average customer net promoter score and is measured by ongoing formal surveys of our customer base; “Deployments” measures the number of systems deployed in 2024; and “Employee NPS” refers to average employee net promoter score and is measured by formal surveys of our employee base.
2024 Short-Term Annual Cash Incentive Plan Performance
The tables below details the achievement of each target and the actual bonuses earned for each executive officer:

	Metric	Weighting	2024 Result	Achievement (%)
Corporate Financial Performance	Incremental ARR	15%	$28M	0%
	Gross Margin	20%	59%	15%
	Cash	15%	$52M	0%
Non-Financial Strategic Scorecard	Customer NPS of 40	20%	65	25%
	Deployments	20%	1,606	0%
	Employee NPS of 40	10%	24	0%
			Total Achievement	40%

Named Executive Officer	Actual Annual Cash Incentive
	Achievement of Target (%)	Amount ($)
John Kedzierski(1)	—	—
Michael Ellenbogen	40%	$80,300
Anil Chitkara	40%	$80,300
Peter George(2)	—	—
Mark Donohue(3)	—	—
Jay Muelhoefer	40%	$140,000
(1)Because Mr. Kedzierski did not commence employment with the Company until December 16, 2024, he did not receive an annual cash incentive bonus opportunity for 2024
(2)Mr. George’s received severance pursuant to the Company’s severance plan. Mr. George was not eligible for a bonus under the incentive bonus plan
(3)In connection with his departure in November 2024, Mr. Donohue forfeited his annual cash incentive bonus
(4)In connection with the restatement of our financial statements for the fiscal year ended December 31, 2023, the Company recouped the following amounts of erroneously awarded compensation from certain NEOs’ 2024 annual cash incentive payments: Mr. Ellenbogen ($5,005) and Mr. Chitkara ($5,198).See “Recovery of Erroneously Awarded Compensation” for more information
Long-Term Incentive Plan
2024 Annual Equity Awards
In 2024, we approved an annual grant of stock options and RSUs to our employees, including our named executive officers (other than our New CEO). We believe these awards, paired with our annual cash incentives, provide our executives with a balance of immediate, shorter-term value and long-term focus, aligning individual interests with the Company’s growth.

For 2024, executives received a mix of 50% RSUs and 50% stock options. The RSUs vest over three years in annual increments, and the stock options vest over four years in quarterly increments. We granted RSUs to provide retentive value and create alignment with our stockholders as their value is contingent on our stock price.
We believe that stock options incentivize our executives to drive Evolv’s stock price higher as they only have value if our stock price is greater than their exercise price. Options also provide retentive value and create alignment with our stockholders.
The following table sets forth the stock options and RSUs to our named executive officers (other than our new CEO) in 2024:

Named Executive Officer	Vesting Commencement Date	Target Stock Option Value(1)	Target RSU Value(2)
Michael Ellenbogen	3/1/2024	625,000	625,000
Anil Chitkara	3/1/2024	500,000	500,000
Peter George	3/1/2024	2,000,000	2,000,000
Mark Donohue	3/1/2024	1,100,000	1,100,000
Jay Muelhoefer	3/1/2024	825,000	825,000
(1)The option awards vest over a four-year period from the Vesting Commencement Date, with one-sixteenth vesting quarterly in 16 equal installments, subject to the recipient continuously providing services to us through each such vesting date.
(2)The RSU awards vest over a three-year period with one-third vesting on the first, second, and third anniversaries of the grant date, subject to the recipient continuously providing services to us through each such vesting date.
New CEO Equity Awards
In connection with Mr. Kedzierski’s appointment as President and Chief Executive Officer, in December 2024, the Company granted Mr. Kedzierski a one-time new-hire grant of (i) 621,000 MSUs (the “New Hire MSUs”) and (ii) 621,000 time-based RSUs under the 2021 Plan, which in each case, had a grant effective date of January 2, 2025. The New Hire MSUs are RSUs earned based on absolute stock price performance and are paid at the end of a three-year performance period based on the ratio of price at maturity to price at target, subject to Mr. Kedzierski’s continued service.
The total number of New Hire MSUs that are earned will be equal to:

207,000	x	the greatest of the First Measurement Date Percentage(1), Second Measurement Date Percentage(2), and Third Measurement Date Percentage(3)
+
207,000	x	the greatest of the Second Measurement Date Percentage, and Third Measurement Date Percentage
+
207,000	x	Third Measurement Date Percentage
(1)“First Measurement Date Percentage” means the Payout Percentage measured as of the first anniversary of the Grant Date based on the Milestone Table below
(2)“Second Measurement Date Percentage” means the Payout Percentage measured as of the second anniversary of the Grant Date based on the Milestone Table below.
(3)“Third Measurement Date Percentage” means the Payout Percentage measured as of the third anniversary of the Grant Date based on the Milestone Table below

The table below sets forth the threshold, target and maximum payout of the New Hire MSUs based on pre-established stock price milestones:

Achievement Level	Stock Price(1) Milestone	Payout Percentage
Threshold	Stock Price of $6	50%
Target	Stock Price of $8	100%
Maximum	Stock Price of $10	200%
(1)For purposes of the New Hire MSUs, “Stock Price” means the volume weighted average closing price (“VWAP”) of the Company’s common stock over any 30 trading days immediately preceding the applicable Measurement Date
The RSUs will vest in three equal tranches on the first, second, and third anniversaries of the grant date, subject to Mr. Kedzierski’s continued employment with the Company.
Other Benefits
In addition to the annual and long-term compensation described above, we provide the named executive officers with benefits and limited perquisites consistent with those provided to other company executives, as described below.
Comprehensive Benefits Package
We provide a competitive benefits package to all full-time employees, including the named executive officers, that includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. We also maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis and make employer matching contributions. We believe that providing such benefits adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Severance Plan and Other Severance Benefits
Certain of our named executive officers are eligible to receive or are receiving severance payments and benefits under the Severance Plan, which replaced certain terms within their prior individual employment agreements. The terms of the Severance Plan, which apply to our named executive officers, and the rationale for these benefits are set forth in the table below:

Termination	Named Executive Officer(s)	Entitlements	Rationale
Termination by the Company without “Cause” or by the Executive for “Good Reason” – No Change in Control	Mr. Kedzierski
•Salary continuation for 12 months, paid in accordance with the Company’s normal payroll schedule;
•Company-paid COBRA premium payments (or an equivalent cash payment) for a period not exceeding 12 months;
•and a lump sum cash payment equal to a pro-rated portion of his target annual cash incentive bonus from the beginning of termination calendar year up to the date of termination date (less any amounts already paid), paid no later than the second payroll cycle following the effective termination date
•Requires execution and non-revocation of a release of claims as a condition to receiving severance benefits
•Mr. Kedzierski is also subject to a “covered termination” (as defined in the Severance Plan) within 12-months of the initial equity award grant date (and, in the case of the New Hire MSUs, prior to the last day of the performance period)
•The New Hire MSUs will remain outstanding and eligible to vest based on actual performance through the performance period (prorated based on the number of full months Mr. Kedzierski remains employed or in service during the performance period);
•The number of New Hire RSUs that would have become vested had Mr. Kedzierski remained employed for the six-month period immediately following the date of termination will accelerate in full

•Provides reasonable compensation to executives who leave the Company under certain non-change in control-related circumstances to facilitate their transition to new employment
•Provides for market-standard benefits which help us attract and retain talented executives
•Release of claims mitigates potential employer liability and helps to avoid future disputes or litigation

Messrs. Ellenbogen, George
•Salary continuation for 12 months , paid in accordance with the Company’s normal payroll schedule;
•Company-paid COBRA premium payments (or an equivalent cash payment) for a period not exceeding 12 months;
•and a lump sum cash payment equal to the greater of (x) 100% of target annual cash incentive bonus or (y) a prorated portion of his target annual cash incentive bonus for the period from the beginning of termination calendar year up to the date of termination date, (less any amounts already paid), in each case, paid no later than the second payroll cycle following the effective termination date
•Requires execution and non-revocation of a release of claims as a condition to receiving severance benefits

Mr. Chitkara
•Salary continuation for 9 months, paid in accordance with the Company’s normal payroll schedule;
•Company-paid COBRA premium payments (or an equivalent cash payment) for a period not exceeding 9 months;
•a lump sum cash payment equal to the greater of (x) 75% of target annual cash incentive bonus or (y) a prorated portion of his target annual cash incentive bonus for the period from the beginning of termination calendar year up to the date of termination date, (less any amounts already paid), in each case, paid no later than the second payroll cycle following the effective termination date
•Requires execution and non-revocation of a release of claims as a condition to receiving severance benefits

Mr. Muelhoefer
•Salary continuation for 9 months, paid in accordance with the Company’s normal payroll schedule;
•Company-paid COBRA premium payments (or an equivalent cash payment) for a period not exceeding 9 months;
•and a lump sum cash payment equal to a pro-rated portion of his or her target annual cash incentive bonus from the beginning of termination calendar year up to the date of termination date (less any amounts already paid), paid no later than the second payroll cycle following the effective termination date
•Requires execution and non-revocation of a release of claims as a condition to receiving severance benefits

Termination	Named Executive Officer(s)	Entitlements	Rationale
Termination by the Company without “Cause” or by the Executive for “Good Reason” – Change in Control(1)	Messrs. Kedzierski. Ellenbogen, George
•Lump sum cash payment equal to 18 months base salary;
•Company-paid COBRA premium payments for a period not exceeding 18 months;
•Lump sum cash payment equal to 150% of target annual cash incentive bonus;
•and Full acceleration of any outstanding, unvested stock options, RSUs, or other equity awards that vest solely on the basis of continued service
•Requires execution and non-revocation of a release of claims as a condition to receiving severance benefits

•Preserves morale, stability and productivity during the potentially volatile period accompanying a change in control
•Double-trigger provisions encourage retention and provide reasonable compensation to executives who leave the Company under change in control-related circumstances
•Provides for market-standard benefits which help us attract and retain talented executives
•Release of claims mitigates potential employer liability and helps to avoid future disputes or litigation

Messrs. Chitkara, Muelhoefer
•Lump sum cash payment equal to 12 months base salary;
•Company-paid COBRA premium payments for a period not exceeding 12 months;
•Lump sum cash payment equal to 100% of target annual cash incentive bonus;
•and Full acceleration of any outstanding, unvested stock options, RSUs, or other equity awards that vest solely on the basis of continued service
•Requires execution and non-revocation of a release of claims as a condition to receiving severance benefits

(1)The Severance Plan requires that the qualifying termination occur 60 days prior to or 12 months following a change in control, or in the case of the CEO, 60 days prior to or 24 months following a change in control.
(2)Mr. Donohue did not receive benefits under the Severance Plan in connection with his departure.
John Kedzierski
In connection with Mr. Kedzierski’s appointment as the Company’s President and Chief Executive Officer, the Company and Mr. Kedzierski entered into an offer letter on December 6, 2024, which provides that in addition to the payments and benefits that Mr. Kedzierski is entitled to receive pursuant to the Severance Plan, in the event of a “covered termination” (as defined in the Severance Plan), which occurs after the 12-month anniversary of the grant date of the New Hire Equity Awards (and, in the case of the New Hire MSUs, prior to the last date of the performance period), then, subject to Mr. Kedzierski’s execution and non-revocation of a release of claims, (i) the New Hire MSUs will remain outstanding and eligible to vest based on actual performance through the performance period (prorated based on the number of full months Mr. Kedzierski remains employed or in service during the performance period) and (ii) the number of New Hire RSUs that would have become vested had Mr. Kedzierski remained employed for the six-month period immediately following the date of termination will accelerate in full.
Peter George
In connection with his termination on October 30, 2024, Mr. George was eligible to receive severance benefits under the Severance Plan equal to (i) 12 months of salary continuation at Mr. George’s base salary in effect as of his termination, (ii) a maximum of 12 months of COBRA insurance premium payments, and (iii) a lump-sum cash payment equal to Mr. George’s target annual cash incentive bonus for 2024. These severance benefits were subject to Mr. George’s execution and delivery of a general release of claims against the Company.
Mark Donohue
In connection with his resignation on November 21, 2024, Mr. Donohue received no severance payments or benefits under the Severance Plan in connection with his departure.
Jay Muelhoefer
On February 7, 2025, Mr. Muelhoefer was terminated by the Company without cause. In connection with his departure, Mr. Muelhoefer received severance payments and benefits pursuant to the terms of the Severance Plan (as detailed below), including (i) 9 months of salary continuation at Mr. Muelhoefer’s base salary in effect as of his departure, (ii) a maximum of 9 months of COBRA insurance premium payments, and (iii) a lump-sum cash payment equal to Mr. Muelhoefer’s actual cash incentive bonus for 2024 and a lump sum cash payment equal to Mr. Muelhoefer’s target cash incentive bonus for 2025, pro-rated for the period of time served in 2025. These severance benefits were subject to Mr. Muelhoefer’s execution and delivery of a general release of claims against the Company.
2025 Compensation Program Changes
Changes to Short-Term Annual Cash Incentives:
Our annual cash incentives for 2024 were tied to financial and strategic operating metrics. For 2025, in response to stockholder feedback, we have approved an annual cash incentive program based exclusively on pre-established financial metrics, with increased weight towards entirely quantifiable financial objectives, as detailed in the table below:

Metric	Weighting
Revenue	40%
Free Cash Flow	30%
Adjusted EBITDA	30%
We believe that each of these metrics is a key driver of Company performance that will further align our incentive compensation with stockholder returns and value creation. As with the 2024 plan, each metric has been designed with threshold, target, and maximum funding opportunities, with up to 150% funding available if maximums are met. We have not disclosed our funding targets for each metric as such targets were not set until after the conclusion of fiscal year 2024, and the disclosure of such targets prior to the completion of the performance period would cause us competitive harm. We intend to disclose such targets in next year’s proxy statement.
Changes to Long-Term Incentives:
For 2025, in response to stockholder feedback that a significant portion of our equity-based compensation program be performance-based and tied to stockholder value creation, the Compensation Committee approved granting MSUs along with RSUs for the 2025 executive compensation program. Because MSUs require meaningful stock price growth to deliver value, we believe these incentives promote stockholder value creation and align the interests of our executives with our stockholders.
Compensation Decision-making Process
Our Committee is responsible for assisting the Board in its oversight responsibilities related to executive compensation programs, including determining the payouts for the last completed fiscal year and setting the annual performance goals for the upcoming performance cycle for each of our executive officers including the CEO. The Compensation Committee is comprised solely of independent directors. The following timeline of key events reflects the Compensation Committee’s process in benchmarking, compensation design, compensation determinations and goal setting:

Role of Compensation Consultant
The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant to provide counsel on various compensation-related matters, including peer group selection and competitive market assessment, market insights and trends in executive compensation and executive officer compensation decisions. The Compensation Committee held four meetings over the course of 2024. During 2024, FW Cook attended Committee and Board meetings, including certain executive sessions, and provided compensation advice independent of the Company’s Management. FW Cook does not engage in other work for the Company. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and concluded that their work did not raise any conflicts of interest.
Peer Group
The Compensation Committee uses peer groups and compensation surveys to maintain awareness of peer pay levels and ensure market competitiveness. Peer groups are regularly evaluated with regard to size, industry, and overall makeup.
The Compensation Committee, with assistance from its independent compensation consultant, annually reviews the composition of our peer group. As part of such reviews, the Compensation Committee considers specific criteria and recommendations regarding companies to add to or remove from the peer group. The review process is consistent with best practice, where potential peers are identified using objective screening criteria, input is provided by management, and the Compensation Committee uses its judgment to arrive at a reasonable sample.

The following factors were considered when selecting our peer group for 2024:

Category	Criteria
General	•Publicly traded, standalone companies •Comprehensive disclosure of executive compensation levels and practices
Industry/Business Focus	•Focus on security, sensing and AI technology companies, with a secondary focus on other technology companies
Size	•Revenue between 0.2x and 5.0x of Evolv •Last fiscal year average market capitalization between 0.2x and 5.0x of Evolv
Other	•Peers disclosed by Evolv’s continuing peer companies
Based on these criteria, the Compensation Committee, in consultation with its independent compensation consultant, identified the following companies for its 2024 peer group(1):

908 Devices	Luna Innovations	Qualys
AeroVironment	Mitek Systems	Rapid7
CEVA	Napco Security Tech	SiTime Corp
Digi International	nLIGHT	SoundThinking
Everbridge	Ouster	Terran Orbital
Immersion Corporation	PDF Solutions	Workiva
(1)Among this peer group, Evolv placed at the 19th percentile in terms of revenue and the 50th percentile in current market capitalization. While this was a leading peer group from a revenue perspective, it allowed room for (and anticipated) Evolv’s future growth while lessening the need to substantially review the peer group in the future.
In July 2024, during its normal review process and in consultation with its independent compensation consultant, the Compensation Committee determined the peer group companies to be used for fiscal year 2025 compensation decisions, which was used to benchmark compensation for Mr. Kedzierski during his hiring process.
For the fiscal year 2025 peer group, the Compensation Committee modified the peer group by removing seven peers. Everbridge was acquired, and the remaining six (AeroVironment, Digi, Rapid7, Qualsys, SiTime, and Workiva) did not meet the defined size criteria. In addition, five peers, all of which are relevant companies with security, sensing, and/or AI businesses, were added: OneSpan, Red Violet, and Digimarc (all of which produce automatic identification and security software and/or hardware), FARO (which manufactures software-driven imaging and laser scanning hardware), and SoundHound AI (which develops custom AI and machine learning solutions). Within the 2025 peer group, Evolv is in a near-median size range against the 16 peers, with 35th percentile revenue and median market cap. One-year revenue growth is in the top quartile, while employee headcount is below median.
Additional Information
Compensation Recovery Policy
We previously adopted a compensation recovery policy (the “Clawback Policy”), effective as of October 2, 2023, to comply with final SEC and Nasdaq rules that require the clawback by us of certain incentive-based compensation paid to current and former executive officers in the event that we are required to prepare an accounting restatement.
In response to the revisions to our financial statements and to reflect the guidance from the United States Department of Justice, in January 2025, the Board approved a new Executive Officer Compensation Recovery Policy, which supersedes and has a broader scope and triggering criteria than the Clawback Policy. The Executive Officer Compensation Recovery Policy provides for the clawback by us of all forms of cash and equity incentive compensation, whether time-based or performance-based, in the event of (i) a miscalculation that results in an overpayment of incentive compensation, which is not related to a restatement, or (ii) “misconduct,” either by a covered person or where the covered person was aware of or willfully blind to misconduct that occurred in an area over which the covered person had supervisory authority. The Board also approved a separate compensation recovery policy applicable to Senior Vice Presidents and Vice Presidents, which provides for the clawback of incentive compensation in the event of “misconduct” as described above.
Please see “Recovery of Erroneously Awarded Compensation” below for information regarding the application of our Clawback Policy to the 2023 annual cash incentive bonuses that were paid to certain of our current and former executive officers.
Policies and Practices Related to the Timing of Grants of Certain Equity Awards
The Company does not schedule its equity grants in anticipation of the release of material, non-public information (MNPI), nor does the Company time the release of MNPI based on equity grant dates. Annual grants for all employees, including the NEOs, are granted on or as close to March 1 as practically applicable while ensuring that no equity awards are issued during any period beginning four business days before and ending no less than one business day after the filing of any report disclosing MNPI. In the new case of new hire awards, such awards are granted on the first trading day in the calendar month immediately following the calendar month during which the new hire’s start date occurs. During fiscal year 2024, the Company did not grant any equity awards, including any stock options or option-like awards, to our NEOs during any period beginning four business days before the filing or furnishing of a periodic report or current report disclosing MNPI and ending one business day after the filing or furnishing of such report with the SEC.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table presents information regarding the total compensation of our named executive officers for the years ended December 31, 2023 and December 31, 2024:

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John Kedzierski Chief Executive Officer and President	2024	20,769	—	—	—	—	20,769
Michael Ellenbogen Chief Innovation Officer	2024	317,733	624,998	624,997	80,300	—	1,648,028
Anil Chitkara Chief Growth Officer	2024	361,251	499,999	499,998	80,300	—	1,441,548
Peter George Former Chief Executive Officer and President	2024	450,674	1,999,998	1,999,999	—	30,378	4,481,049
	2023	513,865	1,874,998	1,874,999	550,020	—	4,813,882
Mark Donohue Former Chief Financial Officer	2024	369,750	1,099,998	1,099,997	—	2,791	2,572,536
	2023	400,962	1,100,000	1,100,000	256,320	4,009	2,861,291
Jay Muelhoefer Chief Commercial Officer	2024	350,000	824,997	824,997	140,000	4,308	2,144,302
	2023	74,038	3,249,998	—	—	—	3,324,036
___________________
(1)Messrs. Kedzierski, Ellenbogen and Chitkara were not named executive officers for the fiscal year ended December 31, 2023, and therefore information has only been provided for the fiscal year ended December 31, 2024.
(2)Amounts reflect the full grant-date fair value of RSUs granted during 2023 and 2024, respectively, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of RSUs in Notes 3 and 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(3)Amounts reflect the full grant-date fair value of stock options granted during 2023 and 2024, respectively, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of option awards in Notes 3 and 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(4)Amounts reflect annual performance-based cash bonuses. In connection with the restatement of our financial statements for the fiscal year ended December 31, 2023, the Company recouped certain erroneously awarded compensation from our NEOs in accordance with our Clawback Policy. In accordance with the SEC rules, the following amounts have been reduced from our NEOs’ non-equity incentive plan compensation for the 2023 fiscal year: Mr. Ellenbogen ($5,005), Mr. Chitkara ($5,198), Mr. George ($13,905), and Mr. Donohue ($6,240). Because Messrs. Ellenbogen and Chitkara were not named executive officers in 2023, we have not reported their reduced non-equity incentive plan compensation for the 2023 fiscal year. See “Recovery of Erroneously Awarded Compensation” for more information.
(5)Amounts represent severance and 401(k) matching contributions attributable to the NEOs, valued at the incremental cost to the Company of providing them. For Mr. George, represents $6,900 in 401(k) matching contributions in 2024 and $23,478 in cash severance payments earned and made in 2024 (the remainder of Mr. George’s severance payments have been or will be made in 2025, subject to the terms of his Separation and General Release Agreement); for Mr. Donohue, represents $2,791 in 401(k) matching contributions in 2024 and $4,009 in 401(k) matching contributions in 2023; and for Mr. Muelhoefer, represents $4,308 in 401(k) matching contributions in 2024.

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2024:

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John Kedzierski		(2)	—	—	—	—	—	—	$—

Michael Ellenbogen	9/15/2017	(3)	1,704,464	—	—	0.24	9/14/2027	—	—
	8/17/2020	(4)	559,947	—	—	0.42	8/16/2030	—	—
	8/17/2020	(5)	14,169	—	—	0.42	8/16/2030	—	—
	3/1/2022	(6)	—	—	—	—	—	47,765	$188,672
	3/1/2022	(7)	148,167	67,350	—	3.49	2/29/2032	—	—
	3/3/2023	(6)	—	—	—	—	—	133,554	$527,538
	3/3/2023	(8)	116,356	149,601	—	3.12	3/2/2033	—	—
	3/4/2024	(6)	—	—	—	—	—	172,176	$680,095
	3/4/2024	(8)	42,305	183,326	—	3.63	3/3/2034	—	—
Anil Chitkara	9/15/2017	(3)	1,059,078	—	—	0.24	9/14/2027	—	—
	8/17/2020	(5)	14,169	—	—	0.42	8/16/2030	—	—
	1/11/2021	(9)	647,439	13,776	—	0.42	1/10/2031	—	—
	3/1/2022	(6)	—	—	—	—	—	47,765	$188,672
	3/1/2022	(7)	148,167	67,350	—	3.49	2/29/2032	—	—
	3/3/2023	(6)	—	—	—	—	—	106,843	$422,030
	3/3/2023	(8)	93,084	119,681	—	3.12	3/2/2033	—	—
	3/4/2024	(6)	—	—	—	—	—	137,741	$544,077
	3/4/2024	(8)	33,844	146,661	—	3.63	3/3/2034	—	—
Peter George	2/21/2019	(9), (11)	1,440,897	—	—	0.40	11/1/2025	—	—
	8/17/2020	(10)	559,947	—	—	0.42	11/1/2025	—	—
	8/17/2020	(9), (12)	2,965,203	—	—	0.42	11/1/2025	—	—
	8/17/2020	(9)	14,169	—	—	0.42	11/1/2025	—	—
	3/1/2022	(7)	444,503	—	—	3.49	11/1/2025	—	—
	3/3/2023	(8)	349,069	—	—	3.12	11/1/2025	—	—
	3/4/2024	(8)	135,378	—	—	3.63	11/1/2025	—	—
Mark Donohue	3/3/2023	(8)	175,531	—	—	3.12	11/21/2025	—	—
	3/4/2024	(8)	49,638	—	—	3.63	11/21/2025	—	—
Jay Muelhoefer	11/1/2023	(6), (13)	—	—	—	—	—	512,214	$2,023,245
	3/4/2024	(6), (13)	—	—	—	—	—	227,272	$897,724
	3/4/2024	(8),(13)	55,843	241,990	—	3.63	3/3/2034	—	—
___________________
(1)Based on the closing price of our Class A common stock of $3.95 per share as of December 31, 2024.
(2)Mr. Kedzierski did not receive equity grants in FY2024.
(3)The option awards became fully vested on January 31, 2021.
(4)The option awards became fully vested on January 1, 2022.
(5)The option awards became fully vested on June 3, 2024.
(6)The RSU awards vest over a three-year period with one-third vesting on the first, second, and third anniversaries of the vesting commencement date, subject to the recipient continuously providing services to us through each such vesting date.
(7)The options awards vest over a four-year period with 25% vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting quarterly thereafter in 12 equal installments, subject to the recipient continuously providing services to us through each such vesting date.

(8)The options awards vest over a four-year period, beginning on the vesting commencement date, with one-sixteenth vesting quarterly in 16 equal installments, subject to the recipient continuously providing services to us through each such vesting date.
(9)The options awards vest over a four-year period with 25% vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting monthly thereafter in 36 equal installments, subject to the recipient continuously providing services to us through each such vesting date.
(10)The option award fully vested on the grant date.
(11)Includes 558,385 exercisable stock options that were previously transferred for no consideration to and are held by a grantor retained annuity trust which may be deemed to be beneficially owned by Mr. George as the sole recipient of the annuity payments and the trustee of such trust.
(12)Includes 399,312 exercisable stock options that were previously transferred for no consideration to and are held by a grantor retained annuity trust which may be deemed to be beneficially owned by Mr. George as the sole recipient of the annuity payments and the trustee of such trust.
(13)Mr. Muelhoefer, as part of his departure, forfeited 512,214 stock awards granted in 2023, and 227,272 stock awards and 241,990 unvested stock options granted in 2024. Mr. Muelhoefer has a 90-day post-termination period to exercise the 55,843 vested stock options. .

Pay Versus Performance
The table below shows compensation actually paid (as defined by the SEC in Item 402(v) of Regulation S-K) for our executives and our financial performance for the years shown in the table. For purposes of this discussion, our CEO is also referred to as our principal executive officer (“PEO”) and our other named executive officers are referred to as our (“Non-PEO NEOs”):

Year	SCT Total: PEO 1[1,2]	CAP: PEO 1[1,3]	SCT Total: PEO 2[1,2]	CAP: PEO 2[1,3]	SCT Total: PEO 3[1,2]	CAP: PEO 3[1,3]	Average SCT Total for Non-PEO NEOs[1,2]	Average CAP to Non-PEO NEOs[1,3]	Total Stockholder Return[4]	Net Income (millions)[5]
2024	$20,769	$20,769	$1,727,316	$1,428,472	$4,481,049	$(4,153,245)	$2,052,795	$(612,590)	$88.57	$(54.02)
2023	$—	$—	$—	$—	$4,813,882	$9,308,700	$3,092,664	$5,216,512	$105.83	$(108.05)
2022	$—	$—	$—	$—	$3,824,972	$(374,651)	$3,325,879	$2,399,795	$58.07	$(86.80)
(1)NEOs included in these columns reflect the following individuals:

Year	PEO	Non-PEO NEOs
2024	John Kedzierski (“PEO 1”); Michael Ellenbogen (“PEO 2”); Peter George (“PEO 3”)	Anil Chitkara, Mark Donohue, Jay Muelhoefer,
2023	Peter George	Mark Donohue, Jay Muelhoefer
2022	Peter George	Mark Donohue, Anil Chitkara
(2)Amounts reflect Summary Compensation Table (“SCT”) Total Pay for our NEOs for each corresponding year.
(3)Compensation Actually Paid (“CAP”) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). The CAP calculation includes the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year end of vested awards and the change in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP the fiscal years ended December 31, 2024 and December 31, 2023, the amounts shown in the tables below were deducted from and added to the total compensation number shown in the SCT. Please refer to our Proxy Statement that was filed on April 15, 2024 in connection with our 2024 Annual Meeting of Stockholders for information regarding how CAP was calculated for the fiscal year ended December 31, 2022.
The SCT and CAP amounts for Mr. George (PEO 3) and Mr. Donohue (non-PEO NEO) for the fiscal year ended December 31, 2023 were adjusted to reflect the repayment of erroneously awarded compensation under the Company’s Clawback Policy as a result of revisions to correct misstatements in previously issued financial statements. See “Recovery of Erroneously Awarded Compensation” for more information.

Reconciliation of SCT Total to CAP for PEO 1	Fiscal Year 2024	Fiscal Year 2023
Summary Compensation Table Total(A)	$20,769
(Minus): Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	—	—
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	—	—
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	—	—
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	—	—
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—	—
Compensation Actually Paid	$20,769	$—

Reconciliation of SCT Total to CAP for PEO 2	Fiscal Year 2024	Fiscal Year 2023
Summary Compensation Table Total(A)	$1,727,316
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	(1,249,995)	—
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	1,209,908	—
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(222,607)	—
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	114,788	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	(150,938)	—
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—	—
Compensation Actually Paid	$1,428,472	$—

Reconciliation of SCT Total to CAP for PEO 3	Fiscal Year 2024	Fiscal Year 2023
Summary Compensation Table Total	$4,481,049	$4,813,882
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	(3,999,997)	(3,749,997)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	—	4,852,659
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	—	1,099,531
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	367,326	600,897
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	(450,414)	1,691,728
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	(4,551,209)	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—	—
Compensation Actually Paid	$(4,153,245)	$9,308,700

Reconciliation of SCT Total to CAP for Non-PEO NEOs	Fiscal Year 2024	Fiscal Year 2023
Summary Compensation Table Total	$2,052,795	$3,092,664
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	(1,616,662)	(2,724,999)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	855,001	3,236,686
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(202,962)	782,756
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	123,888	176,261
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	(574,064)	653,144
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	(1,250,587)	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—	—
Compensation Actually Paid	$(612,591)	$5,216,512
(A)Messrs. Kedzierski and Ellenbogen were not named executive officers for the fiscal year ended December 31, 2023, and therefore SCT information has only been provided for the fiscal year ended December 31, 2024.
For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.

The assumptions used in calculating the fair value of the equity awards did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table, except that the fair value calculations of (i) the options granted on 3/4/2024 used an expected term between 4.8 years and 7.4 years, as compared to an expected term of 6.1 years used to calculate the grant date fair value of such awards.
(4)Total Stockholder Return (TSR) represents the cumulative return on a fixed investment of $100 in the Company’s common stock, for the period beginning on December 31, 2021 through the end of the applicable fiscal year, assuming reinvestment of dividends.
(5)The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.
Cumulative TSR Calculation Summary

Value of Initial Fixed $100 Investment Based On:
Date	EVLV's TSR
12/31/2024	$88.57
12/31/2023	$105.83
12/31/2022	$58.07
Relationship between CAP vs. Total Stockholder Returns
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s total stockholder return:

Relationship between CAP vs. Net Income
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s net income:
*As restated
Recovery of Erroneously Awarded Compensation
Restatement of Financial Statements. As disclosed in more detail in our Annual Report on Form 10-K for the year-ended December 31, 2024 and our Quarterly Report for the fiscal quarter ended September 30, 2024, in September 2024, an ad hoc committee of independent directors of the Board of Directors, under the direction of the Board, commenced an internal investigation of the Company’s sales practices, including whether certain sales of products and subscriptions to channel partners and end users were subject to extra-contractual terms and conditions that impacted revenue recognition and other metrics, and if so, when senior Company personnel became aware of these issues. This review, led by independent members of our Board and supported by leading legal and accounting firms, resulted in a restatement of our previously issued consolidated financial statements and other financial data for the fiscal years ended December 31, 2022 and December 31, 2023 contained in its Annual Report on Form 10-K for the year-ended December 31, 2023, and its condensed consolidated financial statements for the quarters and year-to-date periods ended June 30, 2022, September 30, 2022, March 31, 2023, June 30, 2023, September 30, 2023, March 31, 2024 and June 30, 2024 contained in its Quarterly Reports on Form 10-Q.
Dodd-Frank Clawback Policy. The revisions to correct these misstatements in previously issued financial statements required a recovery analysis of incentive-based compensation received by the Company’s current and former executive officers (“Covered Officers”) during the relevant recovery period pursuant to the Company’s Clawback Policy, which was adopted pursuant to the Nasdaq Listing Rule 5608, Section 10D of the Exchange Act, and Rule 10D-1 under the Exchange Act.
The Clawback Policy applies to incentive-based compensation earned based on the attainment of financial performance measures during the three completed fiscal years immediately preceding the restatement and received on or after October 2, 2023, the effective date of the policy. Any incentive compensation received prior to that date is not subject to recovery under the Clawback Policy. Under the Clawback Policy, incentive-based compensation is “received” in the fiscal period during which the financial reporting measure specified in the incentive-based compensation is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

Clawback Analysis. The only incentive-based compensation earned on or after the October 2, 2023 by our executive officers that was impacted by the restated financial statements were the 2023 annual cash incentive bonuses. The financial performance metrics used to determine payouts for the 2023 annual cash incentive bonuses were incremental ARR (15%), revenue (15%) and gross margin (20%). Incremental ARR was not affected by the error correction.
Revenue and Gross Margin Measure. The Compensation Committee determined that revenue for 2023 was overstated by $853,000 when taking into account the restated results, changing the overall payout under the revenue metric from 100% to 99.5% of target and the gross margin metric from 100% to 87.5%. As a consequence of this reduction, payouts to Covered Officers for the 2023 annual cash incentive bonuses attributable to revenue and gross margin were determined by the Compensation Committee to be $1,217,520 (106.8% of target funding), rather than $1,247,868 (109.5% target funding), in the aggregate, resulting in erroneously awarded compensation of $30,348.
Payment and Recovery. The erroneously awarded compensation for the 2023 annual cash incentive bonuses was paid to Covered Officers in cash in March 2024. The aggregate amount of erroneously awarded compensation that remained outstanding at the end of fiscal 2024 was $30,348 and at April 30, 2025 was $30,348. There is no amount of erroneously awarded compensation that has not yet been determined or is outstanding for 180 days or longer since the date the Company determined the amount owed by each Covered Officer. The Compensation Committee will seek to recover the remaining amount of the erroneously awarded compensation from Covered Officers in accordance with the Clawback Policy during fiscal 2025.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Our Board has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. Although ratification of our appointment of PwC is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.
While PwC has been retained as the Company’s independent registered public accounting firm continuously since 2015, in accordance with SEC rules and PwC policies, the firm’s lead engagement partner rotates every five years. Neither PwC nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit services. A representative of PwC is expected to attend the 2025 Annual Meeting and be available to respond to appropriate questions from stockholders.
In the event that the appointment of PwC is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2026. Even if the appointment of PwC is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.
Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the Ratification of the Appointment of PwC as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2025.
Independent Registered Public Accounting Firm Fees and Other Matters
The following table summarizes the fees of PwC, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

Fee Category		2024	2023
Audit Fees	(1)	$5,702,251	$2,426,078
Audit-Related Fees		—	—
Tax Fees	(2)	—	25,000
All Other Fees	(3)	2,000	956
Total Fees		$5,704,251	$2,452,034
___________________
(1)Audit fees consist of fees for the audit of our financial statements and the review of the interim financial statements included in our quarterly reports on Form 10-Q, fees for service related to internal control over financial statements, and fees related to restatement and investigation.
(2)Tax fees consist of fees for tax-related services, including tax compliance and tax advice.
(3)All other fees consist of fees for services other than those described above. For fiscal 2024, this relates to a subscription to a disclosure checklist tool and other PwC legal fees. For fiscal 2023, this relates to a subscription to a disclosure checklist tool.
Audit Committee Pre-Approval Policy and Procedures
The Audit Committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage PwC to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”).
Unless a type of service to be provided by PwC has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit

Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence.
The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.
On a periodic basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by PwC without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed the audited consolidated financial statements of Evolv Technologies Holdings, Inc. (the “Company”) for the fiscal year ended December 31, 2024 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Company’s independent registered public accounting firm also provided the Audit Committee with all written disclosures and the letter required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Kimberly Sheehy (Chair)
David Mounts Gonzales
Richard Shapiro
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to holdings of our Class A common stock by (i) stockholders who beneficially owned more than 5% of the outstanding shares of our Class A common stock, and (ii) each of our directors (which includes all nominees), (iii) each of our named executive officers, and (iv) all directors and executive officers as a group as of April 21, 2025, unless otherwise indicated.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 163,470,325 shares of Class A common stock outstanding as of April 21, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 21, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is 500 Totten Pond Road, 4th Floor, Waltham, Massachusetts 02451. We believe that, based on information provided to us, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
Percentage ownership of our voting securities is based on 163,470,325 shares of our Class A common stock issued and outstanding as of April 21, 2025.

Name and Address of Beneficial Owner (1)		Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Shares
5% Stockholders:
Gates Frontier, LLC	(2)	18,659,796	11.4%
General Catalyst Group V, L.P.	(3)	10,796,148	6.6%
Data Collective IV, L.P.	(4)	9,681,280	5.9%
BlackRock, Inc.	(5)	9,391,975	5.7%
Stoic Point Capital Management, LLC	(6)	8,208,515	5.0%
The Vanguard Group	(7)	8,686,629	5.3%
Directors and Named Executive Officers:
Kevin Charlton	(8)	361,041	*
Anil Chitkara	(9)	3,360,756	2.0%
Mark Donohue	(10)	692,996	*
Michael Ellenbogen	(11)	7,168,879	4.3%
Peter George	(12)	6,856,753	4.0%
Neil Glat	(13)	216,550	*
David Mounts Gonzales	(14)	174,739	*
John Kedzierski		—	*
Jay Muelhoefer	(15)	230,991	*
Rajan Naik		—	*
Richard Shapiro	(16)	62,600	*
Kimberly Sheehy	(17)	143,035	*
Mark Sullivan	(18)	462,533	*
Bilal Zuberi	(19)	74,896	*
Directors and executive officers as a group (14 individuals)	(20)	19,805,769	11.3%
___________________
*Less than 1%
(1)Unless otherwise noted, the business address of each of the following entities or individuals is 500 Totten Pond Road, 4th Floor, Waltham, MA 02451
(2)Based on Schedule 13G/A filed with the SEC on February 13, 2023. Consists of 18,659,796 shares of Class A common stock held by Gates Frontier, LLC, over which it has sole voting and dispositive power. William H. Gates III as the sole member of Gates Frontier, LLC has sole voting and dispositive power of, and may be deemed to beneficially own, such shares. The address of Gates Frontier, LLC is 2365 Carillon Point, Kirkland, WA 98033 and William H. Gates III is 500 Fifth Avenue North, Seattle, Washington 98109.

(3)Based on Schedule 13G/A filed with the SEC on February 14, 2024, each of General Catalyst Group Management Holdings GP, LLC (“GCGMH LLC”), General Catalyst Group Management Holdings, L.P. (“GCGMH”), General Catalyst Group Management, LLC (“GCGM”), General Catalyst Group V, L.P. (“GC V”), GC Entrepreneurs Fund V, L.P. (“E Fund V”), General Catalyst Partners V, L.P. (“GC V GPLP”), General Catalyst GP V, LLC (“GC V GPLLC”), and General Catalyst Group V Supplemental, L.P. (“GC V Supplemental”) has shared voting and dispositive power over, and may be deemed to beneficially own, 10,796,148 shares of Class A common stock. GCGMH LLC is the general partner of GCGMH, which is the manager of GCGM, which is the manager of GC V GPLLC. GC V GPLP is the sole general partner of GC V, E Fund V and GC V Supplemental. GC V GPLLC is the sole general partner of GC V GPLP. Both GCGMH LLC and GC V GPLLC are controlled by a group of three or more individuals, or the Managing Directors, having shared voting and dispositive control over the shares held by GC V, E Fund V and GC V Supplemental. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of both GCGMH LLC and GC V GPLLC Managing Directors, no one of the Managing Directors is deemed to be a beneficial owner of the Issuer’s securities held by GC V, E Fund V and GC V Supplemental. The address for the entities listed herein is 20 University Road, 4th Floor, Cambridge, MA 02138.
(4)Based on Schedule 13D/A filed with the SEC on November 17, 2023, Data Collective IV, L.P. (“DC IV”) has sole voting and dispositive power over 9,681,280 shares of Class A common stock. As the general partner of DC IV, Data Collective IV GP, LLC (“DC IV GP”) may be deemed to have sole voting and dispositive power over such shares. Zachary Bogue and Matthew Ocko are the managing members of DC IV GP and share voting and dispositive power over the shares held by DC IV. Zachary Bogue and Matthew Ocko disclaim beneficial ownership of the shares held by DC IV, except to the extent of their indirect pecuniary interest therein, if any. The address of the entities listed herein is 270 University Avenue, Palo Alto, California 94301.
(5)Based on Schedule 13G filed with the SEC on November 8, 2024. BlackRock, Inc. has sole voting power over 9,391,975 shares of Class A common stock and sole dispositive power over 9,391,975 shares of Class A common stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(6)Based on Schedule 13D filed with the SEC on January 30, 2025. Stoic Point Capital Management, LLC has sole voting power over 3,798,501 shares of Class A common stock and sole dispositive power over 8,208,515 shares of Class A common stock. The address of Stoic Point Capital Management, LLC is 155 Forest Avenue, Palo Alto, CA, 94301.
(7)Based on Schedule 13G filed with the SEC on November 12, 2024. The Vanguard Group has sole voting power over 0 shares of Class A common stock, shared voting power over 228,266 shares of Class A common stock, sole dispositive power over 8,361,318 shares of Class A common stock, and shared dispositive power over 325,311 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(8)Consists of (i) 306,846 shares of Class A common stock and (ii) 54,195 shares of Class A common stock underlying RSUs that will vest within 60 days of April 21, 2025 held by Mr. Charlton.
(9)Consists of (i) 1,275,100 shares of Class A common stock and (ii) 2,085,656 shares of Class A common stock subject to options that are exercisable within 60 days of held by Mr. Chitkara.
(10)Consists of (i) 467,827 shares of Class A common stock and (ii) 225,169 shares of Class A common stock subject to options held by Mr. Donohue that are exercisable within 60 days of April 21, 2025, which reflects the Company’s most recent records to date.
(11)Based on Schedule 13D filed with the SEC on January 30, 2023 and other information known to the Company, consists of (i) 2,083,961 shares of Class A common stock held directly by Mr. Ellenbogen, (ii) 2,411,122 shares of Class A common stock held by various trusts over which Mr. Ellenbogen may be deemed to have shared voting and dispositive power and (iii) 2,673,796 shares of Class A common stock subject to options held by Mr. Ellenbogen that are exercisable within 60 days of April 21, 2025.
(12)Consists of (i) 947,587 shares of Class A common stock, (ii) 4,951,469 shares of Class A common stock subject to options held by Mr. George that are exercisable within 60 days of April 21, 2025, and (iii) 957,697 shares of Class A common stock subject to options that are exercisable within 60 days of April 21, 2025 held by a grantor retained annuity trust which may be deemed to be beneficially owned by Mr. George as the sole recipient of the annuity payments and the trustee of such trust, which reflects the Company’s most recent records to date.
(13)Consists of (i) 162,355 shares of Class A common stock and (ii) 54,195 shares of Class A common stock underlying RSUs that will vest within 60 days of April 21, 2025 held by Mr. Glat.

(14)Consists of (i) 120,544 shares of Class A common stock and (ii) 54,195 shares of Class A common stock underlying RSUs that will vest within 60 days of April 21, 2025 held by Mr. Mounts Gonzales.
(15)Consists of (i) 175,148 shares of Class A common stock and (ii) 55,843 shares of Class A common stock subject to options held by Mr. Muelhoefer that are exercisable within 60 days of April 21, 2025, which reflects the Company’s most recent records to date.
(16)Consists of (i) 62,600 shares of Class A common stock held by Mr. Shapiro.
(17)Consists of (i) 88,840 shares of Class A common stock and (ii) 54,195 shares of Class A common stock underlying RSUs held by Ms. Sheehy that will vest within 60 days of April 21, 2025.
(18)Consists of (i) 127,420 shares of Class A common stock, (ii) 280,918 shares of Class A common stock subject to options held by Mr. Sullivan that are exercisable within 60 days of April 21, 2025, and (iii) 54,195 shares of Class A common stock underlying RSUs that will vest within 60 days of April 21, 2025.
(19)Consists of 20,701 shares of Class A common stock and (ii) 54,195 shares of Class A common stock underlying RSUs held by Mr. Zuberi.
(20)Consists of (i) 8,250,051 shares of Class A common stock held by all directors and executive officers of Evolv as a group, (ii) 11,230,548 shares of Class A common stock subject to options held by all directors and executive officers of Evolv as a group and that are exercisable within 60 days April 21, 2025 and (iii) 325,170 shares of Class A common stock underlying RSUs held by all directors and executive officers of Evolv as a group that will vest within 60 days of April 21, 2025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Board of Directors adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. Under the policy, our legal team is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with our policy. A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were, or will be participants and in which the amount involved exceeds $120,000. Pursuant to the policy, transactions involving compensation for services provided to the Company as an employee or director have been pre-approved by the Audit Committee. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee, for review, consideration and approval or ratification. The presentation must include a description of, among other things, all relevant facts and circumstances relating thereto. Under the policy, the Company will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In considering related person transactions, the Company’s Audit Committee will take into account the relevant available facts and circumstances including, but not limited to:
•whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;
•the extent of the related person’s interest in the transaction; and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, Evolv’s Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the Company’s Audit Committee, or other independent body of Company’s Board of Directors, determines in the good faith exercise of its discretion.
The following are certain transactions, arrangements and relationships with our directors, executive officers, and stockholders owning 5% or more of our outstanding Class A common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeded or will exceed $120,000, since January 1, 2024, other than equity and other compensation, termination, change in control, and other arrangements, which are described under “Executive Compensation”. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.
Relationships and Transactions with Directors, Executive Officers and Significant Stockholders
On July 16, 2021, we consummated the business combination (the “Merger” or the “Business Combination”) contemplated by the Agreement and Plan of Merger, as amended on March 5, 2021 (the “Merger Agreement”), with NHIC Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of NewHold Investment Corp. (“NHIC”), which is our legal predecessor, and Evolv Technologies, Inc. dba Evolv Technology, Inc. (“Legacy Evolv”). Pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Evolv, with Legacy Evolv surviving the Merger as a wholly owned subsidiary of the Company. Upon the closing of the Merger, we changed our name to Evolv Technologies Holdings, Inc. The following agreements remain material to the Company as of the publication of this proxy statement.
Amended and Restated Insider Letter Agreement. In connection with the “Merger Agreement”, NHIC, NewHold Industrial Technology Holdings LLC (the “Sponsor”), members of NHIC’s board of directors and certain other individuals (collectively, the “Insiders”) who held Class B common shares of NHIC (the “Founder Shares”) and Legacy Evolv entered into an amended and restated insider letter agreement (the “Letter Agreement”), which provided, among other things, that the certain Founder Shares (and any shares of NHIC common stock issuable upon conversion thereof) shall be subject to certain share-performance-based vesting provisions described below. Fifty percent of the Founder Shares vested at the closing of the Business Combination, 25% of the Founder Shares shall vest on or before the fifth anniversary of the closing if the closing share price of the common stock equals or exceeds $12.50 over any 20 trading days within a 30-day trading period and the remaining 25% will vest on or before the fifth anniversary of the closing if the closing share price of the Class A common stock equals or exceeds $15.00 over any 20 trading days within any 30-day trading period. Further, the Sponsor and the Insiders have agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. The Letter Agreement also provides that neither the Sponsor nor the Insiders will redeem any shares of NHIC common stock owned by such persons in connection with the Business Combination. Michael Ellenbogen and Anil R. Chitkara are Insiders who hold Founder Shares.
Amended and Restated Registration Rights Agreement. In connection with the closing of the Business Combination, Legacy Evolv, NHIC and certain stockholders of each of Legacy Evolv and NHIC who received shares of common stock pursuant to the Merger Agreement, entered into an amended and restated registration rights agreement (“Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement. Up to twice in any 12-month period, each of certain Legacy Evolv stockholders and NHIC stockholders may request to sell all or any portion of their registrable securities in an underwritten offering. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. Neil Glat, Peter George, Anil Chitkara and Kevin Charlton are parties to the Registration Rights Agreement.
Director and Officer Indemnification and Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
QUESTIONS AND ANSWERS ABOUT THE 2025 ANNUAL MEETING OF STOCKHOLDERS
Who is entitled to vote at the Annual Meeting?
The Record Date for the Annual Meeting is April 21, 2025. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each outstanding share of Class A common stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the Record Date, there were 163,470,325 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting.
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.
Am I entitled to vote if my shares are held in “street name”?
Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in street name, you may not vote your shares online at the Annual Meeting, unless you obtain a legal proxy from your bank or brokerage firm.

How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting online or by proxy, of the holders of a majority in voting power of the Class A common stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, on the Record Date will constitute a quorum.
Who can attend the Annual Meeting?
Evolv has decided to hold the Annual Meeting entirely online this year to allow greater participation. You may attend the Annual Meeting online only if you are a Evolv stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. You may attend and participate in the Annual Meeting by visiting the following website:
www.virtualshareholdermeeting.com/EVLV2025
To attend and participate in the Annual Meeting, you will need the 12-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 12-digit control number or otherwise vote through the bank or broker. If you lose your 12-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 10:00 a.m. eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:55 a.m., eastern time, and you should allow ample time for the check-in procedures.
What if a quorum is not present at the Annual Meeting?
If a quorum is not present at the scheduled time of the Annual Meeting, the Chairperson of the Annual Meeting is authorized by our Amended and Restated Bylaws to adjourn the meeting, without the vote of stockholders.
What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.
How do I vote?
Stockholders of Record. If you are a stockholder of record, you may vote by:
•Internet (including by scanning your QR code on your Notice and/or Proxy Card with your mobile device) — You can vote over the Internet at www.virtualshareholdermeeting.com/EVLV2025 by following the instructions on the Internet Notice or proxy card;
•Telephone — You can vote by telephone by calling 1-866-894-0536. Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
•Mail — You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or
•Electronically at the Meeting — If you attend the meeting online, you will need the 12-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the meeting.
Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., eastern time, on June 19, 2025. To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 12-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.
Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares online at the Annual Meeting, you should contact your bank or broker to obtain your 12-digit control number or otherwise vote through the bank or broker. If you lose your 12-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.
Can I change my vote after I submit my proxy?
Yes.
If you are a registered stockholder, you may revoke your proxy and change your vote:
•by submitting a duly executed proxy bearing a later date;
•by granting a subsequent proxy through the Internet or telephone;
•by giving written notice of revocation to the Secretary of Evolv prior to or at the Annual Meeting; or
•by voting online at the Annual Meeting.
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote online at the Annual Meeting.
If you are a beneficial owner and your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote online at the Annual Meeting by obtaining your 12-digit control number or otherwise voting through the bank or broker.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.
What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions on the Company’s proxy card, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in Proposal 1. The Board of Directors’ recommendations are indicated on page 7 of this proxy statement, as well as with the description of each proposal in this proxy statement.
Will any other business be conducted at the Annual Meeting?
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
Why hold a virtual meeting?
We believe that hosting a virtual meeting this year is in the best interest of the Company and its stockholders. A virtual meeting also enables increased stockholder attendance and participation because stockholders can participate from any location around the world. A virtual meeting can also provide cost savings for our stockholders and us, and it is more environmentally friendly.
You will be able to attend the Annual Meeting online and submit your questions by visiting

www.virtualshareholdermeeting.com/EVLV2025. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. Information for assistance can be found at www.virtualshareholdermeeting.com/EVLV2025.
Will there be a question-and-answer session during the Annual Meeting?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to the Company and the meeting matters, after the completion of the Annual Meeting. Appropriate questions submitted by stockholders will be read during the Q&A session of the Annual Meeting. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting.
Information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?”
What are the proposals to be voted on and how many votes are required for approving each proposal?

Proposal	Votes required	Effect of Votes Withheld / Abstentions and Broker Non-Votes
Proposal 1: Election of Class I Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors.	Votes withheld and broker non-votes will have no effect.

Proposal 2: Approval of, on an advisory (non-binding) basis, the Say-on-Pay Vote	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.	Abstentions and broker non-votes will have no effect.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.
What is a “vote withheld” and an “abstention” and how will votes withheld and abstentions be treated?
A “vote withheld,” in the case of Proposal 1, or an “abstention,” in the case of Proposal 2,and Proposal 3 represent a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote solely for purposes of determining a quorum. Votes withheld will have no effect on the election of directors and abstentions will have no effect on approval on an advisory (non-binding) basis of the compensation of our named executive officers or the ratification of the appointment of PwC.
What are broker non-votes and do they count for determining a quorum?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, without instructions from the beneficial owner of those shares. The only routine matter presented at the Annual Meeting is Proposal 2, relating to the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2025. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors, or approval on an advisory (non-binding) basis of the compensation of our named executive officers. Broker non-votes count for purposes of determining whether a quorum is present.
What happens if a nominee for director should become unable to serve, or for good cause will not serve?
If that happens, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy, or, if no substitute has been nominated, for the remaining nominees, leaving a vacancy, or the Board may reduce its size. The Board has no reason to believe that any of the nominees will be unable or decline to serve if elected.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days following the Annual Meeting.
INFORMATION ABOUT THIS PROXY STATEMENT
Why you received this proxy statement. You are viewing or have received these proxy materials because Evolv’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares.
Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, Evolv is making this proxy statement and its 2024 Annual Report available to its stockholders electronically via the Internet. On or about April 30, 2025, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2024 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2024 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.
Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
Householding. The SEC’s rules permit us and intermediaries (e.g., brokers, banks, and other agents) to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we and a number of intermediaries with account holders who are our stockholders have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. A proxy card or voting instruction form will be delivered for each of the stockholders sharing an address. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials or if you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge, either by calling (800) 579-1639 or by writing to 51 Mercedes Way, Edgewood, NY 11717.
STOCKHOLDERS’ PROPOSALS
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 500 Totten Pond Road, 4th Floor, Waltham, Massachusetts 02451 in writing not later than December 31, 2025 (which is 120 days prior to April 30, 2026, the one-year anniversary of the mailing of the Company’s 2025 definitive proxy statement).

Stockholders intending to present a proposal at the 2026 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not more than the 120th day and not less than the 90th day prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2026 Annual Meeting no earlier than February 20, 2026 and no later than March 22, 2026. In the event that the date of the 2026 Annual Meeting is more than 30 days before or more than 60 days after June 20, 2026, then our Secretary must receive such written notice not more than the 120th day prior to the 2026 Annual Meeting and not later than the 90th day prior to the 2026 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us.
In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2026.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
OTHER MATTERS
Our Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.
Solicitation of Proxies
The proxies being solicited hereby are being solicited by our Board of Directors is. We will bear the expense of preparing, printing, and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact, and electronic means and may also be solicited by directors, officers, and employees in person, by the Internet, by telephone, or by facsimile transmission, without additional remuneration for their services. We have retained D.F. King to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay D.F. King $15,000, plus reasonable out-of-pocket expenses, for proxy solicitation services.
We also will request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice.
Your cooperation in promptly voting your shares and submitting your proxy by Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.
Note About Forward Looking Statements and Other Disclaimers
This proxy statement contains forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in this proxy statement, other than statements of historical fact, including, without limitation, statements regarding our business strategy, the markets in which we operate, consumer demand, our future financial and operational results, corporate governance efforts, changes to our executive compensation program, and our stockholder engagement efforts and commitments, are forward-looking statements. The words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements though not all forward-looking statement use these word or expressions. The forward-looking statements in this proxy statement are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, without limitation the important factors discussed in Part I, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K, as any such factors may be updated from time to time in its other filings with the SEC. The forward-looking statements in this proxy statement are based upon information available to us as of the date of this proxy statement, and while we believe such information forms a reasonable basis for such statements, it may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
The content of the websites referred to in this proxy statement are provided for convenience only. Information from such websites is not incorporated by reference into this proxy statement.
Evolv’s Annual Report on Form 10-K
A copy of Evolv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 21, 2025 without charge upon written request addressed to:
Evolv Technologies Holdings, Inc.
Attention: Secretary
500 Totten Pond Road, 4th Floor
Waltham, Massachusetts 02451
A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.virtualshareholdermeeting.com/EVLV2025. You also may access our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 at www.evolvtechnology.com.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors
Rachel Roy, General Counsel and Secretary
Waltham, Massachusetts
April 30, 2025

APPENDIX A NON-GAAP RECONCILIATION AND KEY PERFORMANCE INDICATORS
Non-GAAP Reconciliation
This Proxy Statement contains Adjusted EBITDA, a financial measure which is not based on any standardized methodology prescribed by GAAP. EBITDA, a financial measure which is not based on any standardized methodology prescribed by GAAP. We use Adjusted EBITDA to evaluate our operating results and for financial and operational decision-making purposes, which is why we present this information to investors. Adjusted EBITDA is defined as net income (loss) plus depreciation and amortization, stock-based compensation, interest expense (income), provision for income taxes, loss on extinguishment of debt, change in fair value of contingent earn-out liability, change in fair value of contingently issuable common stock liability, change in fair value of public warrant liability, loss on impairment of lease equipment and intangible assets, one-time employee separation costs, one-time inventory charges, and one-time legal and regulatory expenses. One time legal and regulatory costs include one-time legal, accounting and professional fees related to the internal investigation, subsequent restatement, certain one-time regulatory, litigation and legal matters, as well as fees related to the resolution of the U.S. Federal Trade Commission investigation.
EVOLV TECHNOLOGY
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2024	2023
		(Restated)
Net loss	$(54,017)	$(108,048)
Depreciation & amortization	17,375	9,702
Stock-based compensation	24,756	24,129
Interest expense (income)	(2,942)	(5,573)
Provision for income taxes	—	51
Loss on extinguishment of debt	—	626
Change in fair value of contingent earn-out liability	(16,310)	14,901
Change in fair value of contingently issuable common stock liability	(2,529)	3,138
Change in fair value of public warrant liability	(6,592)	4,765
Loss on impairment of lease equipment	224	322
Loss from impairment of intangible asset	983	—
One-time employee separation costs	3,060	605
One-time inventory charges	2,729	1,925
Other one-time legal and regulatory costs	12,285	1,611
Adjusted EBITDA	$(20,978)	$(51,846)
Key Performance Indicator
We use Annual Recurring Revenue, or “ARR”, to evaluate our operating results and decision-making purposes, which is why we present this information to investors. We define ARR as subscription revenue and the recurring service revenue related to purchase subscriptions for the final month of the quarter normalized to a one-year period. Our calculation of ARR is not adjusted for the impact of any known or projected future events (such as customer cancellations, upgrades or downgrades, or price increases or decreases) that may cause any such contract not to be renewed on its existing terms. In addition, the amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to new bookings, cancellations, upgrades, downgrades or other changes in pending renewals, as well as the effects of professional services revenue and acquisitions or divestitures. As a result, ARR should be viewed independently of, and not as a substitute for or forecast of, revenue and deferred revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

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V71896-P31931

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVOLV TECHNOLOGIES HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kevin Charlton
02) John Kedzierski
03) Kimberly Sheehy
04) Bilal Zuberi

The Board of Directors recommends you vote FOR the following proposals 2 and 3.

	For	Against	Abstain
2. To approve, on an advisory (nonbinding basis), the compensation of the company's named executive officers.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:
The Notice and Proxy Statement and Fiscal Year 2024 Annual Report are available at www.proxyvote.com.

V71897-P31931

EVOLV TECHNOLOGIES HOLDINGS, INC.
Annual Meeting of Shareholders
June 20, 2025, 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Rachel Roy and Brian Norris, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of stock of EVOLV TECHNOLOGIES HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM Eastern Time on Friday, June 20, 2025, virtually at www.virtualshareholdermeeting.com/EVLV2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side